Filed Pursuant to Rule 424(b)(2)
Registration No. 333-293581

Prospectus supplement

(To prospectus dated February 19, 2026)

$5,500,000,000

Martin Marietta Materials, Inc.

$750,000,000 4.850% Senior Notes due 2029

$1,250,000,000 5.200% Senior Notes due 2032

$1,000,000,000 5.400% Senior Notes due 2034

$1,500,000,000 5.625% Senior Notes due 2036

$1,000,000,000 6.375% Senior Notes due 2056

Martin Marietta Materials, Inc. is offering $750,000,000 aggregate principal amount of its 4.850% Senior Notes due 2029 (the “2029 notes”), $1,250,000,000 aggregate principal amount of its 5.200% Senior Notes due 2032 (the “2032 notes”), $1,000,000,000 aggregate principal amount of its 5.400% Senior Notes due 2034 (the “2034 notes”), $1,500,000,000 aggregate principal amount of its 5.625% Senior Notes due 2036 (the “2036 notes”) and $1,000,000,000 aggregate principal amount of its 6.375% Senior Notes due 2056 (the “2056 notes” and, together with the 2029 notes, the 2032 notes, the 2034 notes and the 2036 notes, the “notes”). The 2029 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 4.850%, and will be payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027. The 2032 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.200%, and will be payable in arrears on January 30 and July 30 of each year, beginning on January 30, 2027. The 2034 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.400%, and will be payable in arrears on January 30 and July 30 of each year, beginning on January 30, 2027. The 2036 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.625%, and will be payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027. The 2056 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 6.375%, and will be payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027. The 2029 notes will mature on August 15, 2029, the 2032 notes will mature on January 30, 2032, the 2034 notes will mature on January 30, 2034, the 2036 notes will mature on August 15, 2036 and the 2056 notes will mature on August 15, 2056.

We will have the option to redeem some or all of the notes prior to their stated maturity date at any time and from time to time, as described under the heading “Description of the Notes—Optional redemption.” If a Change of Control Repurchase Event (as defined herein) occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. See “Description of the Notes—Change of Control Repurchase Event.”

The closing of this offering is not conditioned upon the consummation of the LNA Transaction (as defined herein), which, if consummated, is expected to occur subsequent to the closing of this offering. If (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement (as defined herein) may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) we publicly announce at any time prior to the SMR Outside Date that we will no longer pursue the consummation of the LNA Transaction, then we will be required to redeem all of the outstanding notes of each series pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of the Notes—Special mandatory redemption.”

The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-24 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to Martin Marietta(1)
Per 2029 note		99.936%		0.35%		99.586%
Total	$	749,520,000	$	2,625,000	$	746,895,000
Per 2032 note		99.894%		0.60%		99.294%
Total	$	1,248,675,000	$	7,500,000	$	1,241,175,000
Per 2034 note		99.772%		0.625%		99.147%
Total	$	997,720,000	$	6,250,000	$	991,470,000
Per 2036 note		99.660%		0.65%		99.010%
Total	$	1,494,900,000	$	9,750,000	$	1,485,150,000
Per 2056 note		99.721%		0.875%		98.846%
Total	$	997,210,000	$	8,750,000	$	988,460,000

Total	$	5,488,025,000	$	34,875,000	$	5,453,150,000

(1)	Plus accrued interest, if any, from August 14, 2026.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment, on or about August 14, 2026.

Joint book-running managers

Goldman Sachs & Co. LLC	J. P. Morgan	Deutsche Bank Securities	Truist Securities

PNC Capital Markets LLC	Wells Fargo Securities	First Citizens Capital Securities	Regions Securities LLC

Co-managers

Fifth Third Securities	Loop Capital Markets	Morgan Stanley	RBC Capital Markets

Prospectus supplement, dated August 11, 2026

You should carefully review the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying base prospectus or in any related free writing prospectus is accurate as of any date other than the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus supplement

About this prospectus supplement and the accompanying base prospectus	S-1
Where you can find more information	S-2
Incorporation by reference	S-3
Information regarding forward-looking statements	S-4
Summary	S-7
Risk factors	S-24
Use of proceeds	S-46

Capitalization	S-47
Description of the Notes	S-49
Material U.S. federal income tax considerations	S-67
Material ERISA considerations	S-71
Underwriting (Conflicts of Interest)	S-73
Legal matters	S-80
Experts	S-81

Prospectus

S-i

About this prospectus supplement and the accompanying base prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the accompanying base prospectus. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “base prospectus,” we are referring only to the base prospectus.

If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying base prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in this prospectus supplement varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

This prospectus supplement and the documents incorporated by reference herein may include market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. Some market data and statistical information are also based on our good-faith estimates, which are derived from management’s knowledge of our industry and independent sources. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of data and other limitations and uncertainties. In addition, while we believe the market position and ranking information included or incorporated by reference herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding our industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 incorporated by reference herein. Certain numerical figures set forth in this prospectus supplement have been subject to rounding adjustments.

We expect that delivery of the notes will be made to investors on or about August 14, 2026, which will be the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the delivery date of the notes should consult their advisors.

It is important for you to read and consider all information contained in this prospectus supplement, each related free writing prospectus, if any, the accompanying base prospectus and the documents they incorporate by reference in making your investment decision.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Martin Marietta Materials, Inc., that file electronically with the SEC at http://www.sec.gov. Our SEC filings are also available at our web site at http://www.martinmarietta.com. Except for documents filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying base prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus supplement or the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying base prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Incorporation by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement from other documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the information contained in the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 19, 2026;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 filed on April 30, 2026 and the quarter ended June 30, 2026 filed on July 30, 2026;

•

the portions of our Proxy Statement on Schedule 14A filed on April 15, 2026 for our 2026 Annual Meeting of Shareholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025;

•	the description of our common stock set forth in Exhibit 4.17 to our Form 10-K for the year ended December 31, 2019, filed on February 21, 2020; and

•

our Current Reports on Form 8-K filed on February 13, 2026, February  23, 2026 (item 2.01 only), April  27, 2026, May  14, 2026, June  29, 2026 (film no. 261137068), July  15, 2026, August  4, 2026 and August 10, 2026.

All reports and other documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof and prior to the completion of the offering of the notes (other than any report or document, or portion of a report or document, that is furnished under applicable SEC rules rather than filed) shall be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Martin Marietta Materials, Inc. or otherwise. The agreements may contain representations and warranties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Martin Marietta Materials, Inc.

4123 Parklake Avenue

Raleigh, North Carolina 27612

Attn: Investor Relations

Telephone: (919) 510-4736

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information were included in this prospectus supplement.

Information regarding forward-looking statements

This prospectus supplement and any related free writing prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements that relate to the future involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable but which may be materially different from actual results. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements made in this prospectus supplement, any related free writing prospectus, the accompanying base prospectus or any documents incorporated by reference may turn out to be wrong.

Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation in the “Risk factors” section included elsewhere in this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, incorporated by reference herein, include, but are not limited to, the following:

•	the Company’s ability to address challenges, including shipment declines caused by economic and weather events beyond its control;

•	a widespread decline in aggregates pricing, including reduced shipment volume negatively affecting price;

•	the termination, capping, reduction or suspension of federal and/or state fuel tax(es) or other revenue related to public construction;

•

the level and timing of federal, state or local transportation or infrastructure or public projects funding, including any issues arising from such budgets, particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, South Carolina, Arizona, Iowa and Minnesota;

•	the United States Congress’ inability to reach agreement internally or with the Executive Branch of the United States federal government on policy affecting the federal budget;

•	the ability of states and/or other entities to finance approved projects through tax revenues or alternative financing;

•	construction spending levels in the Company’s markets;

•	reductions in defense spending and impacts on construction activity on or near military bases;

•	declines in energy-related construction due to changes in oil production or capital spending, particularly in Texas;

•	sustained high mortgage interest rates and factors leading to a slowdown in private construction in some areas;

•

unfavorable weather, including storms, hurricanes, wildfires, timing of seasons, drought, rainfall or extreme temperatures affecting production schedules, shipment volumes, product/geographic mix and profitability;

•

volatility of fuel and energy costs, including diesel, electricity, natural gas and consumables, like steel, explosives, tires and conveyor belts, as well as natural gas for the Company’s Specialties business;

•	increased raw materials costs, such as bitumen;

•	rising costs of repair and supply parts;

•	construction labor shortages or supply chain challenges;

•	labor relations risks, such as unionization efforts, work stoppages or strikes;

•	workforce demographics-related challenges in recruiting and retaining skilled employees, particularly for physically demanding roles in rural or less-populated areas;

•	unexpected equipment failures, unscheduled maintenance, industrial accident or prolonged production disruption;

•	resiliency and potential declines of the Company’s construction end-use markets;

•

potential impacts of disease outbreaks, epidemics, pandemics, or similar health threats, or fear of such events, and related economic/societal responses, affecting suppliers, customers, partners or employees;

•	the performance of the overall United States economy;

•	governmental regulation, including environmental laws and climate change regulations at the state and federal levels;

•	implementation of emissions taxes, carbon-pricing schemes, or stricter climate-related rules that could increase operating costs or restrict Specialties production;

•	delays or difficulties in securing timely land use approvals or environmental permits amid changing regulatory expectations;

•	increasing legal actions or public pressure related to environmental impact, emissions, or land use could result in reputational harm or financial liability;

•	failure to meet evolving environmental, social, and governance (ESG) standards or investor benchmarks may affect access to capital or shareholder confidence;

•	changes in external ESG ratings or methodologies could affect investor sentiment or index inclusion;

•	increasing competition for water access or stricter water usage regulations could impact production, especially in drought-prone regions;

•	outcomes of environmental or land-use proceedings, or increased costs associated with regulatory obligations, including site reclamation;

•	elevated premiums or reduced coverage availability for property, casualty, or environmental liability could increase risk exposure;

•

transportation availability and investment in rail infrastructure impacting the movement of materials especially to the Company’s Texas, Southeast and Gulf Coast markets, the movement of essential dolomitic lime to the Company’s Specialties plant in Manistee, Michigan and its customers and the movement of magnesite from its Specialties’ Gabbs, Nevada facility to processing plants in North Carolina, Indiana and Pennsylvania and the Company’s customers;

•	increased transportation costs, including increases from energy price fluctuations, fuel surcharges, and compliance with tightening regulations, including water shipments;

•	availability of trucks and licensed drivers for material transport;

•	availability and cost of construction equipment in the United States;

•	weakness in the steel industry markets served by the Company’s dolomitic lime products;

•	geopolitical risks affecting costs, supply chain, oil and gas prices, including conflict zones such as Iran, Russia-Ukraine, Israel-Middle East and potential China-Taiwan tensions;

•	trade disputes and tariffs impacting the U.S. economy;

•	unplanned cost changes or customer realignments affecting earnings, including in the Specialties business;

•	dependence on information technology and automated systems;

•	risks related to third-party vendors, including exposure to cybersecurity vulnerabilities or service outages;

•	inflation pressures on production and interest costs;

•	customer concentration in construction markets increasing the risk of potential losses on customer receivables;

•	demand levels, production volumes and cost management affecting operating leverage and profitability;

•

risks related to the pending LNA Transaction, including the timing of consummation of the LNA Transaction; the ability to satisfy closing conditions, transaction costs or that the closing of the LNA Transaction does not occur; the diversion of management time on issues related to the LNA Transaction; global economic conditions; adverse industry conditions; the risk that the Securities Sale Agreement may be terminated, including in circumstances that would require us to pay a termination fee; the increase in our indebtedness as a result of the financing of the LNA Transaction and potential effects on our credit ratings; and potential business uncertainty, including changes to existing business relationships during the pendency of the LNA Transaction that could affect financial performance, integration challenges, market conditions, and the impact of the LNA Transaction on the Company’s stakeholders;

•	the possibility that acquisition synergies may not be realized as expected or within anticipated timeframes, potentially impacting profitability and debt covenant compliance;

•	risks related to executive succession, retention, leadership development critical to strategy execution, including impacts from unexpected leadership changes;

•	changes in tax laws or interpretations, including those related to acquisitions or divestitures, which could increase tax rates;

•	violation of the Company’s debt covenants in the event of price and/or volume instability;

•	new or revised accounting rules could impact financial reporting, asset valuations, or covenant compliance;

•	challenges in implementing new technologies or automation systems could lead to inefficiencies, cost overruns, or operational disruptions;

•	cybersecurity risks;

•	downward pressure on the Company’s common stock price affecting goodwill impairment evaluations;

•	potential credit rating downgrades to non-investment grade; and

•	other risk factors listed from time to time in the Company’s filings with the SEC incorporated herein by reference.

You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. For more information about these and other factors, see our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which have been filed with the SEC and are incorporated by reference herein.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying base prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Unless otherwise indicated or the context requires otherwise, all references to “Martin Marietta,” the “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

See “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for factors that you should consider before investing in the notes and “Information regarding forward-looking statements” for information relating to statements contained in this prospectus supplement that are not historical facts.

Our Company

We are a leading natural resource-based building materials company. We supply aggregates (crushed stone, sand and gravel) through our network of approximately 500 quarries, mines and distribution yards in 29 states, Canada and The Bahamas. We also provide other building materials, namely, ready-mixed concrete, asphalt and paving services in targeted markets where we have a notable aggregates position. Our heavy-side building materials are used in infrastructure, nonresidential and residential construction projects. Aggregates are also used in agricultural, utility and environmental applications and as railroad ballast. The aggregates and other building materials product lines are reported collectively as the “Building Materials business.” We also operate a Specialties business, which represents a separate reportable segment. The Specialties business has manufacturing facilities in Michigan, Ohio, Nevada, North Carolina, Indiana and Pennsylvania. The Specialties business produces high-purity natural and synthetic magnesia-based products, including magnesium sulfate, magnesium oxide and magnesium hydroxide, used in a wide range of environmental, industrial, agricultural, construction, consumer and specialty applications. The Specialties business also produces dolomitic lime, which is sold primarily to external customers for use in steel production and soil stabilization, and is used internally as a raw material input in synthetic magnesia production. For the six months ended June 30, 2026, (i) our Building Materials business accounted for approximately 88.4% of our consolidated total gross profit and approximately 91.1% of our consolidated total revenues and (ii) our Specialties business accounted for approximately 11.6% of our consolidated total gross profit and approximately 8.9% of our consolidated total revenues.

Building Materials Business

The Building Materials business consists of aggregates, asphalt and road paving, and ready-mixed concrete product lines. We are a leading supplier of aggregates and heavy building materials for the construction industry in the United States. We conduct our Building Materials business for continuing operations through two reportable segments, organized by geography: the East Group and the West Group. The East Group provides aggregates products only. The West Group provides aggregates, asphalt and paving services, and ready-mixed concrete.

The Building Materials business markets its products primarily to the construction industry, with approximately 37% of its 2025 aggregates shipments sold to customers for use in highway and other public infrastructure projects, approximately 38% of its aggregates shipments sold to customers for nonresidential and approximately 19% of its aggregates shipments sold to residential construction projects. We believe the business’ mix of public sector-related shipments lessens the impacts of fluctuations in nonresidential and residential, or private-sector, construction spending.

On July 25, 2025, we completed the acquisition of Premier Magnesia, LLC, a privately owned producer and distributor of magnesia-based products (the “Premier Acquisition”). On December 19, 2025, we completed an aggregates-led, bolt-on acquisition in Minnesota. On February 23, 2026, we completed an asset exchange with Quikrete Holdings, Inc. (QUIKRETE) (the “QUIKRETE Transaction”). Under the terms of the QUIKRETE Transaction, we acquired certain aggregates operations, an asphalt and paving business and cash, and QUIKRETE acquired our Midlothian cement plant, related cement distribution terminals, ready-mixed concrete assets and certain non-operating land. On May 15, 2026, we completed the acquisition of New Frontier Materials LLC, a complementary bolt-on aggregates-led business operating in the greater St. Louis metropolitan area (the “New Frontier Acquisition”).

Aggregates

Aggregates, consisting of crushed stone, sand and gravel, are an engineered, granular material that is manufactured to specific sizes, grades and chemistry for use primarily in construction applications. We are a leader in the U.S. aggregates industry. Our operations consist primarily of open pit quarries; however, we are the largest operator of underground aggregates mines in the United States, with 13 active underground mines located in the West Group. Our distribution system mainly uses trucks, but also has access to rail and waterborne networks where the per-mile unit costs of transporting aggregates are lower. Our distribution network moves aggregates materials from certain domestic and offshore sources via our long-haul rail and waterborne distribution network to markets where aggregates supply is limited due to geological constraints. Our aggregates reserves at December 31, 2025 average approximately 85 years, based on the 2025 annual production level. We have a well-balanced, diversified end market exposure.

Other Building Materials

Asphalt is typically used in surfacing roads and parking lots and consists of aggregates and liquid asphalt, or bitumen (the binding medium). Each asphalt batch is produced to customer specifications. As of June 30, 2026, the Company operated 59 asphalt plants in Arizona, California, Colorado, Minnesota and Vancouver, British Columbia. The Company also offers paving services in Colorado and Vancouver, British Columbia.

Ready-mixed concrete is measured in cubic yards and specifically batched or produced for customers’ construction projects and then typically transported by mixer trucks and poured at the project site. The aggregates used for ready-mixed concrete are a washed material with limited amounts of fines (such as dirt and clay) as well as natural or manufactured sand.

Market dynamics for these downstream product lines include a highly competitive environment and lower barriers to entry compared with aggregates.

Specialties Business

The Specialties business produces and sells dolomitic lime from its Woodville, Ohio facility and manufactures high-purity natural and synthetic magnesia-based products, including magnesium sulfate, magnesium oxide and magnesium hydroxide, that serve environmental, industrial, agricultural, construction, consumer and specialty applications at its Manistee, Michigan; Woodville, Ohio; Gabbs, Nevada; Waynesville, North Carolina; Greendale, Indiana; and Aspers, Pennsylvania facilities. These magnesia-based products have varying uses, including flame retardants, wastewater treatment, pulp and paper production and other specialty applications. In 2025, 67% of Specialties’ revenues were attributable to magnesia-based products, 32% to lime, and 1% to stone sold as construction aggregates. The principal raw materials used in the Specialties business are dolomitic limestone, magnesium-rich brine and magnesite. For the year ended December 31, 2025, the Specialties business generated total revenues of approximately $441 million, gross profit of approximately $137 million and earnings from operations of approximately $110 million. For the six months ended June 30, 2026, the Specialties business generated total revenues of approximately $294 million, gross profit of approximately $95 million and earnings from operations of approximately $77 million.

Acquisition of Lhoist North America, Inc.

Transaction Summary

On June 27, 2026, we entered into a Securities Sale Agreement (the “Securities Sale Agreement”) with LNA Holding SRL (“LNA Holding”), a société à responsabilité limitée organized under the laws of Belgium, pursuant to which we will acquire all of the outstanding equity interests in Lhoist North America, Inc. (“LNA”), a wholly-owned direct subsidiary of LNA Holding (the “LNA Transaction”).

The consideration for the LNA Transaction will consist of $7.0 billion of cash, subject to customary adjustments (the “Cash Consideration”), and shares of common stock of the Company valued at $6.5 billion based on the volume-weighted average price per share over the 15 consecutive trading days prior to the execution of the Securities Sale Agreement. Upon closing of the LNA Transaction, the Berghmans family that currently beneficially owns LNA Holding and LNA is expected to own approximately 15% of the common stock of the Company on a fully diluted basis and will have the right to appoint one director and one observer to the Company’s Board of Directors.

The Securities Sale Agreement contains customary representations, warranties and covenants of the parties for an acquisition of this nature. Each party’s obligation to consummate the LNA Transaction is conditioned upon the satisfaction or waiver of customary closing conditions, including the receipt of certain regulatory approvals. On August 5, 2026, we announced that we have received all necessary regulatory approvals for the LNA Transaction. The Securities Sale Agreement contains certain termination rights for the Company and LNA Holding, including the right of either party to terminate the Securities Sale Agreement if the conditions to the closing have not been satisfied (or waived) by October 31, 2026, subject to certain automatic extensions up to June 15, 2027 that apply if, as of such time, the required regulatory clearances and the related condition that no law or order prohibits the LNA Transaction have not yet been satisfied. If the Securities Sale Agreement is terminated under specified circumstances relating to the failure to obtain the required regulatory clearances by June 15, 2027, we will be required to pay LNA Holding a termination fee of $350 million in cash.

We currently anticipate that the LNA Transaction will be completed in the third quarter of 2026. The closing of this offering is not conditioned upon the consummation of the LNA Transaction.

Overview of LNA

LNA is a leading producer of dolomitic and high-calcium lime in the United States and a significant supplier of industrial minerals, serving a diverse set of industrial, infrastructure, environmental, and agricultural end markets. As of June 30, 2026, LNA operates a network of 20 quarries and production facilities and 45 distribution terminals supported by approximately 2 billion tons of limestone reserves with, as of December 31, 2025, an estimated useful life exceeding 200 years. LNA maintains leading market positions across many of the most attractive and fastest-growing regions in North America, particularly in the Sun Belt, where demand is supported by industrial development, mining activity, infrastructure investment, and population growth. For the year ended December 31, 2025, LNA produced approximately 4.5 million tons of lime and 4.7 million tons of other industrial minerals.

LNA’s products are mission-critical inputs across a broad range of applications, including steel production, highways and mega-project construction, water treatment, flue gas treatment, non-ferrous metals, and agriculture. The company’s end-market exposure is well diversified, helping support resilient demand throughout economic cycles. In many applications, lime is deeply embedded in customer production processes and represents a minimal portion of customers’ total production costs, where stringent product specifications, limited substitute materials, and local supply requirements create durable customer relationships.

The North American lime industry benefits from favorable structural characteristics, including scarce mineral resources, significant permitting and capital requirements, and localized transportation economics. The business also benefits from a meaningful contracted revenue base, with more than half of revenue, net of freight expenses, in 2025 generated under longer-term customer agreements. These contractual arrangements provide enhanced visibility, support earnings stability, and contribute to the company’s durable cash flow profile across varying economic environments.

LNA generated $1.8 billion in sales, $514 million of net income and $789 million of Adjusted EBITDA for the year ended December 31, 2025 and $905 million in sales, $252 million of net income and $388 million of Adjusted EBITDA for the six months ended June 30, 2026. Adjusted EBITDA is a non-GAAP financial metric. See “Summary historical and pro forma financial data” for a reconciliation to the most comparable GAAP metric. In addition, we estimate that LNA’s gross profit grew at a compound annual growth rate of approximately 24.1% from 2020 through 2025. For the year ended December 31, 2025 and six months ended June 30, 2026, LNA spent $45 million and $18 million, respectively, on maintenance capital expenditures.

Strategic and Financial Rationale

We believe our combination with LNA will position us as a leader in lime and specialty mineral products in North America and is supported by an attractive set of strategic and financial drivers.

•

Strong upstream materials platform supported by significant reserve scarcity value and positioned for through-cycle, profitable growth. We believe the addition of more than 200 years of high-quality limestone reserves, together with combined mining expertise, enhances our strategic optionality and positions us to maximize the value of an extensive portfolio of high-calcium, dolomitic lime and industrial mineral products.

•

Highly complementary footprint in key Southeast and Southwest geographies. LNA’s assets complement the high-growth corridors that are central to the Company’s long-term growth strategy. The LNA Transaction will deepen the Company’s presence in Texas and the Southeast and enhance its ability to serve new and existing customers through the combined distribution terminal network.

•

Provides a differentiated product offering and attractive exposure to high-growth end markets. We believe our combination with LNA will establish a differentiated portfolio of aggregates, lime and specialty product solutions, which will enhance our ability to serve large-scale and complex infrastructure and industrial mega-projects, including highways, data centers, semiconductor fabrication and LNG (liquefied natural gas) facilities.

Diversified End User Exposure (FY 2025)

•

Attractive potential cost synergies and incremental commercial and operational synergy opportunities. Our combination with LNA is underpinned by an estimated $85 million in targeted annual run-rate cost synergies, which we expect to realize within two years of closing through added procurement scale, operational efficiencies and logistical, distribution terminal and selling, general and administrative expense rationalization. We estimate that we will incur one-time costs of approximately $20 million to achieve these synergies. We also believe that the combination will provide us with incremental commercial and operational synergy opportunities created by our combined reserve base, differentiated product offerings for heavy highway and mega-project construction and expanded distribution network and will be accretive to our earnings and margins.

For the year ended December 31, 2025 and six months ended June 30, 2026 after giving effect to the Transactions (as defined below), we would have had pro forma revenues of $8,651 million and $4,324 million, respectively, pro forma net income of $767 million and $362 million, respectively, and pro forma Company Adjusted EBITDA from Continuing Operations of $3,079 million and $1,420 million, respectively. Pro forma Company Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. See “Summary historical and pro forma financial data” for a reconciliation to the most comparable GAAP measure. For the year ended December 31, 2025 and after giving effect to the Transactions, we estimate that 61%, 13% and 26% of our pro forma revenue would have been attributable to our aggregates, other building materials and specialties product lines, respectively, and pro forma maintenance capital expenditures would have been $801 million.

Related Financing Transactions

On July 15, 2026, we entered into a delayed draw term loan agreement (the “New Term Loan Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and certain financial institutions party thereto, as lenders (the “Term Loan Lenders”), pursuant to which, subject to the terms and conditions set forth therein, the Term Loan Lenders have committed to provide a $1.5 billion senior unsecured term loan facility (the “Delayed Draw Term Loans”), the proceeds of which will be used, together with the net proceeds from this offering, to finance the Cash Consideration for the LNA Transaction.

In connection with the execution of the Securities Sale Agreement, we obtained commitments from affiliates of the underwriters to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $7.0 billion, which was reduced to $5.5 billion upon the execution of the New Term Loan Agreement. Such commitments will be further reduced by the aggregate principal amount of notes issued in this offering.

Following the consummation of the LNA Transaction, we expect to prioritize deleveraging with a target of reducing our leverage to pre-LNA Transaction levels within 24 months of closing.

On July 10, 2026, we entered into an amendment to our existing $800 million five-year unsecured revolving facility (the “Revolving Credit Agreement”, and the facility thereunder, the “Revolving Facility”), to modify the financial covenant contained therein to provide that if the LNA Transaction is consummated, then the maximum Leverage Ratio (as defined in the Revolving Credit Agreement) shall not exceed (a) for the first three fiscal quarters ending after the closing date of the LNA Transaction, 4.75:1.00, (b) for the next succeeding three fiscal quarters, 4.25:1.00 and (c) thereafter, 3.75:1.00 (the “Revolver Amendment” and, together with the borrowing of the Delayed Draw Term Loans, this offering and the use of proceeds herefrom and therefrom, the “Financing Transactions”; the Financing Transactions, together with the LNA Transaction, the Premier Acquisition, the QUIKRETE Transaction and the New Frontier Acquisition, the “Transactions”). Additionally, we are seeking to increase the amount of revolving commitments available under the Revolving Facility from an aggregate amount of $800 million to an aggregate amount of $1,500 million and to make certain other changes to the Revolving Facility (collectively, the “Revolver Upsize”). The consummation of the Revolver Upsize is subject to the receipt of necessary commitments from lenders, execution of definitive documentation therefor and the satisfaction or waiver of certain customary conditions. There can be no assurance we are able to consummate the Revolver Upsize on the expected terms or at all.

Corporate information

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 4123 Parklake Avenue, Raleigh, North Carolina 27612, and our telephone number is (919) 510-4736.

Summary Risk factors

Before investing in the notes, you should carefully consider the information under “Risk factors” beginning on page S-24 of this prospectus supplement as well as all other information included in this prospectus supplement, including the information in the documents incorporated by reference into this prospectus supplement. The following is a summary of the principal risks that could adversely affect our business, operations and financial results. These risks are discussed more fully below.

Risks related to our business

•	Our business depends on construction activity, which is cyclical and sensitive to macroeconomic, funding and operating conditions.

•	Widespread declines in aggregates pricing could adversely affect our business, financial condition, and results of operations.

•	Our Building Materials business is seasonal and sensitive to weather and climate-related conditions that can significantly disrupt operations, shipments and demand.

•

Our Building Materials business depends on identifying, acquiring, permitting and developing quality aggregates reserves within an economic haul radius and our ability to mine and transport those reserves.

•	Our future growth depends in part on disciplined acquisitions and strategic investments.

•	Integrating acquired businesses may be more difficult, costly, or time-consuming than expected, and we may not realize anticipated benefits.

•	Acquisitions and divestitures may not occur on expected terms or timelines, may be more costly or complex than anticipated, and may not deliver expected benefits.

•	Changes in laws, regulations, and enforcement practices affect our businesses. Our operations expose us to the risk of material environmental liabilities.

•	Litigation and other legal proceedings are inherent in our operations and could result in significant costs or liabilities.

•

Legislation, regulation, and policy initiatives addressing climate change and the transition to a low-carbon economy may increase our costs, constrain operations, or alter customer demand, which could adversely impact our business and financial results.

•	Sustained high or rising interest rates may adversely affect our results of operations and financial condition.

•

Changes in tax laws, interpretations, enforcement practices, and our business mix could increase our effective income tax rate, reduce deferred tax assets, or otherwise adversely affect our results of operations and cash flows.

•	Investor and stakeholder focus on climate change and sustainability matters and any related reporting obligations may increase our costs and impact our businesses.

•

Public health events including outbreaks of disease, epidemics, or pandemics, or fears of such an event and related governmental, societal and market responses could adversely affect our operations, demand for our products, costs, and financial results.

•	Labor disputes could disrupt operations of our businesses.

•	Our failure to attract and retain qualified personnel could adversely affect our business, disrupt our operations or increase costs.

•	Our reputation, ability to do business and results of operations could be impaired by improper conduct by any of our employees, agents or business partners.

•

Our business requires significant and sustained capital investment; delays, cost increases, or underperformance on capital projects, or constraints on funding, could adversely affect our operations, competitiveness, and financial results.

•	Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

•	Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective estimates and assumptions by our management, which could be wrong.

•	The adoption of new accounting standards may affect our financial results.

•	Impairment charges could have a material adverse effect on our financial results.

•	Credit-market stress and tighter financing conditions could reduce construction demand, slow customer payments, constrain our liquidity, and increase our cost of capital.

•	Our Specialties business faces currency risks from its overseas activities.

•	Our ready-mixed concrete, asphalt and paving operations present additional risks to our business.

•	Investment returns on our pension assets may be lower than expected, or interest rates may decline, requiring us to make significant additional cash contributions to our benefit plans.

•	Volatility or shortages in fuel, energy and raw materials can increase costs, disrupt operations, and adversely affect our results.

•	Our Specialties business depends in part on the steel industry and the supply of reasonably priced fuels.

•

We depend on information technology; cybersecurity, data-protection, and systems-reliability risks could disrupt operations, compromise data, increase costs, or otherwise adversely affect our business and results.

•	Delays or interruptions in shipping products of our businesses could affect our operations.

Risks related to the LNA Transaction

•	We cannot assure you that the proposed LNA Transaction will be completed.

•	We may fail to realize benefits anticipated as a result of the LNA Transaction .

•	We and LNA will be subject to business uncertainties while the LNA Transaction is pending that could adversely affect our and their businesses.

•	The LNA Transaction is subject certain conditions that may not be satisfied or completed on a timely basis, if at all.

•	W will incur a substantial amount of indebtedness in connection with the LNA Transaction.

•	Unaudited pro forma combined financial information does not represent the actual financial position or results of operations of the combined company following the completion of the LNA Transaction.

The Offering

The following is a brief summary of some of the terms of the notes and is not intended to be complete. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. As used in this section, “we,” “our” and “us” refer only to Martin Marietta Materials, Inc. and not to its consolidated subsidiaries.

Issuer	Martin Marietta Materials, Inc., a North Carolina corporation.

Notes offered	$750,000,000 aggregate principal amount of 4.850% Senior Notes due 2029.

$1,250,000,000 aggregate principal amount of 5.200% Senior Notes due 2032.

$1,000,000,000 aggregate principal amount of 5.400% Senior Notes due 2034.

$1,500,000,000 aggregate principal amount of 5.625% Senior Notes due 2036.

$1,000,000,000 aggregate principal amount of 6.375% Senior Notes due 2056.

Issue price	The issue price for the 2029 notes is 99.936% of principal amount, plus accrued interest, if any, from August 14, 2026.

The issue price for the 2032 notes is 99.894% of principal amount, plus accrued interest, if any, from August 14, 2026.

The issue price for the 2034 notes is 99.772% of principal amount, plus accrued interest, if any, from August 14, 2026.

The issue price for the 2036 notes is 99.660% of principal amount, plus accrued interest, if any, from August 14, 2026.

The issue price for the 2056 notes is 99.721% of principal amount, plus accrued interest, if any, from August 14, 2026.

Stated maturity dates	The 2029 notes will mature on August 15, 2029.

The 2032 notes will mature on January 30, 2032.

The 2034 notes will mature on January 30, 2034.

The 2036 notes will mature on August 15, 2036.

The 2056 notes will mature on August 15, 2056.

Interest and payment dates	The 2029 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 4.850%, payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027.

The 2032 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.200%, payable in arrears on January 30 and July 30 of each year, beginning on January 30, 2027.

The 2034 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.400%, payable in arrears on January 30 and July 30 of each year, beginning on January 30, 2027.

The 2036 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 5.625%, payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027.

The 2056 notes will accrue interest from, and including, August 14, 2026 at a per annum rate of 6.375%, payable in arrears on February 15 and August 15 of each year, beginning on February 15, 2027.

Ranking	The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries.

As of June 30, 2026, on a pro forma basis after giving effect to the Transactions, we would have had an aggregate of approximately $13 billion of indebtedness outstanding. As of June 30, 2026, on a pro forma basis after giving effect to the Transactions, the Company’s only secured indebtedness would be approximately $312 million of finance lease obligations and $560 million outstanding under the Company’s trade receivables securitization facility.

The indenture that will govern the notes will not contain any restrictions on the incurrence of indebtedness other than as described under “Description of the Notes—Covenants—Limitations on liens.”

Further issuances	We may, without the consent of the holders, issue in the future additional notes of any series under the indenture with the same terms (except for the issue date and, to the extent applicable, the date from which interest will begin to accrue and the first interest payment date) and with the same CUSIP number as the notes of that series offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes of any series are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Sinking fund	The notes will not be entitled to the benefit of any sinking fund.

Form and denomination	The notes will be issued in the form of one or more registered notes in global form, without interest coupons, in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof. Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC (as defined herein) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described under “Description of the Notes—Forms.”

Special mandatory redemption	If (i) the LNA Transaction is not consummated prior to the SMR Outside Date, (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) we publicly announce at any time prior to the SMR Outside Date that we will no longer pursue the consummation of the LNA Transaction, then we will be required to redeem all of the outstanding notes of each series pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Special mandatory redemption.”

Optional redemption	We have the option to redeem some or all of the notes, prior to their stated maturity date at any time and from time to time, as described under the heading “Description of the Notes—Optional redemption.”

Offer to repurchase upon Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. See “Description of the Notes—Change of Control Repurchase Event.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $5,453 million, after deducting the underwriting discounts and before our other estimated offering expenses. We intend to use the net proceeds from the notes, together with borrowings under the Delayed Draw Term Loans, to pay the Cash Consideration for the LNA Transaction. See “Use of proceeds.”

Certain covenants	The indenture that will govern the notes will contain covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and consolidate or merge with, or transfer all or substantially all of our assets to, another entity. See “Description of the Notes.”

No prior market	Each series of notes offered hereby is a new issue of securities for which there is no existing trading market. We do not intend to apply to list any series of the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes, subject to applicable securities laws. However, the underwriters are not obligated to do so and may discontinue any such market-making at any time without notice to, or the consent of, the holders of the notes. Accordingly, no assurance can be given that any trading market for the notes will develop or continue or be liquid. See “Underwriting.”

Governing law	The notes and the indenture that will govern the notes will be governed by the laws of the State of New York.

Risk factors	Investing in the notes involves risks. You should carefully consider all the information in this prospectus supplement and the accompanying base prospectus (including all the information that is incorporated by reference herein and therein) prior to making a decision to invest in the notes. In particular, we urge you to carefully consider the risk factors set forth under “Risk factors” in this prospectus supplement in addition to the risks described in Martin Marietta’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, incorporated by reference herein.

Trustee, registrar and paying agent	Regions Bank

Summary historical and pro forma financial data

The following tables set forth certain summary historical and pro forma consolidated financial information for Martin Marietta Materials, Inc. and summary historical consolidated financial information for LNA. The historical annual consolidated operating results for Martin Marietta Materials, Inc. for each of the years in the three-year period ended December 31, 2025, and the historical annual condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of December 31, 2025 and December 31, 2024, have been derived from the audited consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference herein. The historical annual condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of December 31, 2023 has been derived from the audited consolidated financial statements of Martin Marietta Materials, Inc. not included or incorporated by reference herein. The historical consolidated operating results for Martin Marietta Materials, Inc. as of and for the six months ended June 30, 2026 and 2025, and the historical condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of June 30, 2026, have been derived from the unaudited interim consolidated financial statements of Martin Marietta Materials, Inc. incorporated herein by reference and, in the opinion of the Company’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The historical condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of June 30, 2025 has been derived from the unaudited interim consolidated financial statements of Martin Marietta Materials, Inc. not included or incorporated by reference herein. The following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. The historical consolidated financial information for LNA for the year ended December 31, 2025 and for the six months ended June 30, 2026 and 2025 has been derived from the audited consolidated financial statements of LNA for the years ended December 31, 2025 and December 31, 2024 and unaudited condensed consolidated financial statements of LNA for the six months ended June 30, 2026 and 2025, in each case incorporated herein by reference (collectively, the “Historical LNA Financial Statements”). Our and LNA’s historical consolidated financial information may not be indicative of future performance. See “Where you can find more information” and “Incorporation by reference.”

The summary unaudited pro forma condensed combined financial information (the “pro forma financial information”) presented below has been prepared from the respective historical consolidated financial statements of the Company and LNA and has been adjusted to reflect the Transactions. The unaudited pro forma condensed consolidated balance sheet data is presented as if the Transactions had been completed on June 30, 2026. The unaudited pro forma consolidated operating results for the year ended December 31, 2025, and for the six months ended June 30, 2026, are presented as if the Transactions had been completed on January 1, 2025.

The pro forma financial information has been prepared from, and should be read in conjunction with (i) the audited condensed consolidated financial statements of Martin Marietta Materials, Inc. for the year ended December 31, 2025, (ii) the unaudited interim condensed consolidated financial statements of Martin Marietta Materials, Inc. for the six months ended June 30, 2026 and (iii) the Historical LNA Financial Statements, in each case incorporated herein by reference.

The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial position of the Company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. See “Risk factors—Risks related to the LNA Transaction—Unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the LNA Transaction.

Our future results and the future results of LNA may differ, possibly materially, from the unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement.”

	For the six months ended June 30,		For the year ended December 31,			Pro forma combined for the six months ended June 30,	Pro forma combined for the year ended December 31,
(in millions)	2026	2025	2025	2024	2023	2026	2025
Consolidated Operating Results
Revenues(1)	$3,309	$2,771	$6,150	$5,662	$5,851	$4,324	$8,651
Cost of revenues	2,504	1,960	4,261	4,026	4,106	3,205	6,333

Gross profit	805	811	1,889	1,636	1,745	1,119	2,318
Selling, general and administrative expenses	249	230	443	429	425	344	642
Acquisition, divestiture and integration expenses	24	4	15	50	12	24	99
Other operating income, net	(1)	(14)	(6)	(1,322)	(25)	—	(22)

Earnings from Operations	533	591	1,437	2,479	1,333	751	1,599
Interest expense	115	113	230	169	165	324	677
Other nonoperating income, net	(19)	(19)	(19)	(56)	(58)	(23)	(30)

Earnings before income tax expense	437	497	1,226	2,366	1,226	450	952
Income tax expense	101	101	236	550	234	88	186

Earnings from continuing operations	336	396	990	1,816	992	362	767
(Loss) Earnings from discontinued operations, net of income tax (benefit) expense	1,428	48	147	180	178	—	—

Consolidated net earnings	1,764	444	1,137	1,996	1,170	362	767
Less: Net earnings attributable to noncontrolling interests	—	—	—	1	1	—	—

Net Earnings Attributable to Martin Marietta	$1,764	$444	$1,137	$1,995	$1,169	$362	$767

	As of June 30,		As of December 31,			Pro forma combined as of June 30,
	2026	2025	2025	2024	2023	2026
Condensed Consolidated Balance Sheet Data
Total current assets	$2,446	$2,393	$3,193	$2,449	$3,919	$3,204
Property, plant and equipment, net	13,101	10,127	10,290	9,660	6,186	16,348
Goodwill	3,959	3,777	3,614	3,393	3,389	9,959
Other intangibles, net	565	713	459	477	698	6,465
Operating lease right-of-use assets, net	381	379	367	366	372	444
Noncurrent assets held for sale	—	—	—	1,179	—	—
Other noncurrent assets	853	681	788	646	561	856

Total Assets	$21,305	$18,070	$18,711	$18,170	$15,125	$37,276

	As of June 30,		As of December 31,			Pro forma combined as of June 30,
	2026	2025	2025	2024	2023	2026
Current liabilities-other	$879	$894	$865	$877	$770	$1,137
Current maturities of long-term debt	860	125	30	125	400	860
Long-term debt	5,091	5,291	5,293	5,288	3,946	12,313
Deferred income taxes, net	1,641	1,178	1,266	1,169	874	3,680
Other noncurrent liabilities	1,286	1,216	1,223	1,255	1,099	1,484
Shareholders’ equity	11,546	9,363	10,032	9,453	8,034	17,800
Noncontrolling interests	2	3	2	3	2	2

Total Liabilities and Equity	$21,305	$18,070	$18,711	$18,170	$15,125	$37,276

	For the six months ended June 30,		For the year ended December 31,			Pro forma combined for the six months ended June 30,	Pro forma combined for the year ended December 31,
	2026	2025	2025	2024	2023	2026	2025
Other Financial Data of the Company
Company Adjusted EBITDA from Continuing Operations(2)	$1,001	$883	$2,065	$1,771	$1,805	$1,420	$3,079
Financial Data of LNA
LNA Net Income	$252	$258	$514	—	—	—	—
LNA Adjusted EBITDA(3)	$388	$391	$789	—	—	—	—

(1)	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
(2)

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses; the impact of selling acquired inventory after markup to fair value as part of acquisition accounting (“Inventory Markup”), nonrecurring gain/loss on divestitures; and the noncash asset and portfolio rationalization charge (“Company Adjusted EBITDA from Continuing Operations”) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. The Company has elected to add back, for purposes of Company Adjusted EBITDA from Continuing Operations calculation, acquisition, divestiture and integration expenses and the Inventory Markup only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business. Company Adjusted EBITDA from Continuing Operations is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings, earnings from operations or operating cash flow. However, the Company’s management believes that Company Adjusted EBITDA from Continuing Operations may provide additional information with respect to the Company’s performance. Because Company Adjusted EBITDA from Continuing Operations excludes some, but not all, items that affect net earnings and may vary among companies, Company Adjusted EBITDA from Continuing Operations as presented by the Company may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of net earnings from continuing operations attributable to Martin Marietta to Company Adjusted EBITDA from Continuing Operations:

	For the six months ended June 30,		For the year ended December 31,			Pro forma combined for the six months ended June 30,	Pro forma combined for the year ended December 31,
(in millions)	2026	2025	2025	2024	2023	2026	2025
Net earnings from continuing operations attributable to Martin Marietta	$336	$396	$990	$1,815	$991	$362	$767
Add back (subtract):
Interest expense, net of interest income	112	107	220	128	119	321	656
Income tax expense for controlling interests	101	101	236	549	234	88	186
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	367	279	581	500	449	620	1,186
Acquisition, divestiture and integration expenses	15	—	12	40	12	15	95
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	67	—	5	20	—	—	136
Nonrecurring gain on divestiture	—	—	—	(1,331)	—	—	—
Noncash asset and portfolio rationalization charge(a)	3	—	21	50	—	3	21
Overhead charges	—	—	—	—	—	11	32

Company Adjusted EBITDA from Continuing Operations	$1,001	$883	$2,065	$1,771	$1,805	$1,420	$3,079

(a)

The noncash asset and portfolio rationalization charge reflects the Company’s evaluation of the recoverability of certain long-lived assets, including property, plant and equipment and operating lease right-of-use assets.

(3)

With respect to LNA, Adjusted EBITDA is defined as net income before interest expense (net of interest income); income taxes; depreciation, depletion and amortization; group overhead allocation; and certain other expenses. Adjusted EBITDA is an indicator that we used in evaluating LNA’s operating performance prior to entering into the LNA Transaction. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income, income from operations or operating cash flow. However, the Company’s management believes that Adjusted EBITDA may provide additional information with respect to LNA’s performance. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies (including our

Company Adjusted EBITDA from Continuing Operations). The following table presents reconciliations of LNA’s net income to Adjusted EBITDA for the periods presented:

	For the six months ended June 30,		For the year ended December 31,
(in millions)	2026	2025	2025
Net income	$252	$258	$514
Add back (subtract):
Interest expense, net of interest income	20	18	39
Income tax expense	66	67	128
Depreciation, depletion and amortization expense	39	35	76
Group overhead allocation	11	13	32

Adjusted EBITDA	$388	$391	$789

Risk factors

Investment in the notes involves risks. Before acquiring any notes offered pursuant to this prospectus supplement, you should carefully consider the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus or any related free writing prospectus, including, without limitation, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein, as the same may be updated from time to time by our subsequent filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section entitled “Information regarding forward-looking statements.”

Risks related to our business

Industry Risk Factors

Our business depends on construction activity, which is cyclical and sensitive to macroeconomic, funding and operating conditions.

Demand for our construction materials is inherently cyclical and may decline or become more volatile due to economic and political uncertainty, elevated interest rates and inflation, reduced housing affordability, lower private nonresidential investment, or tightening credit conditions that delay, downsize, or cancel projects. Our products are used in public infrastructure projects, which include the construction, maintenance and improvement of highways, streets, roads, bridges, schools and similar projects. Public infrastructure activity depends on federal, state, and local budgets and bid schedules. Changes in fuel-tax or other alternative financing, prolonged federal budget disputes or government shutdowns or other factors can reduce, defer, cap, suspend, or reprioritize transportation spending. The level and timing of federal, state or local transportation or infrastructure or public projects funding, including any issues arising from such budgets, particularly in our Building Materials business’ top ten revenue-generating states of Texas, North Carolina, Colorado, California, Georgia, Florida, South Carolina, Arizona, Iowa and Minnesota, can have an adverse impact on our business and construction projects that we supply.

We sell most of our aggregates (our primary business) to the construction industry and, therefore, our results depend on that industry’s strength. Because our businesses depend on construction spending, which can be cyclical, our profits are sensitive to national, regional and local economic conditions and the intensity of the underlying spending on aggregates. Construction spending is affected by economic conditions, changes in interest rates, inflation, employment levels, demographic and population shifts, and changes in construction budgets by federal, state and local governments. Further, delays or cancellations of projects in the nonresidential and residential construction markets, which combined accounted for 58% of aggregates shipments in 2025, could occur if companies and consumers are unable to obtain financing for construction projects or if consumer confidence is adversely affected by economic uncertainty.

In addition, reductions in defense spending and declines in energy-related construction could lower demand in certain markets and adversely affect our business. A portion of our aggregates and downstream shipments is tied to construction activity funded by, or adjacent to, U.S. Department of Defense installations and to private energy-related projects. If federal defense budgets are reduced, appropriations are delayed, base realignments occur or military construction and related projects are deferred or canceled, construction activity on or near affected installations may slow, resulting in lower shipments and increased pricing pressure in the surrounding local markets. Similarly, energy-sector cyclicality can materially impact construction demand, particularly in Texas and other energy-intensive regions.

While our business operations cover a wide geographic area, our earnings depend on the strength of the local economies in which we operate due to the high cost to transport our products relative to their selling price. If economic conditions and construction spending decline significantly in one or more areas, particularly in our Building Materials business’ top ten revenue-generating states, our profitability could be adversely affected.

Widespread declines in aggregates pricing could adversely affect our business, financial condition, and results of operations.

Aggregates pricing is set locally and is sensitive to supply-demand conditions within each market. A broad decline in construction activity or shifts in project timing can reduce shipment volumes and intensify price competition. Lower volumes can also negatively impact fixed-cost absorption and prompt competitors or customers to seek price concessions, leading to further pricing pressure. Pricing could deteriorate due to one or more of the following, alone or in combination:

•	Reduced demand across residential, nonresidential, or public infrastructure markets;

•	Delays or deferrals in the release of projects for bidding;

•	Excess industry capacity in a local market, new market entrants, imports or long-haul supply;

•	Product and geographic mix shifts toward lower-value stone, shorter haul lengths or smaller projects ;

•	Changes in specifications that reduce value differentiation;

•	Contract structures that limit or delay price adjustments, particularly when input costs remain elevated;

•	Inability to pass through increases in costs on a timely or complete basis, resulting in price-cost spread compression.

There is no assurance that market prices will stabilize or improve if demand recovers. Prolonged or widespread price declines, especially if accompanied by reduced shipments, could decrease margins and cash flows, reduce returns on invested capital, negatively affect the carrying value of long-lived assets or goodwill, limit capital available for growth and increase the risk of noncompliance with our net debt-to-consolidated EBITDA ratio under our Revolving Facility.

Our Building Materials business is seasonal and sensitive to weather and climate-related conditions that can significantly disrupt operations, shipments and demand.

The heavy-side construction business is conducted outdoors. Accordingly, our production, distribution, and customer demand are affected by seasonal weather patterns and adverse weather conditions. Adverse weather conditions, including hurricanes and tropical storms, extreme temperatures, snow, heavy or sustained rainfall, wildfires and earthquakes, reduce construction activity, reduce the demand for our products and impede our ability to efficiently transport material. Severe events can close or damage transportation networks or constrain logistics capacity, slowing our ability to move materials and increasing costs. Adverse weather conditions also increase our costs and reduce our production output as a result of power outages, additional plant and equipment repairs, the time required to remove water from flooded operations and similar events. Severe drought conditions can restrict available water supplies and constrain production. Production and shipment levels of the Building Materials business’ products follow activity in the construction industry, which typically is strongest in the spring, summer and fall. Because of the effect of the weather on the construction industry’s activity, our Building Materials business, including our aggregates-related downstream operations, vary by quarter. The second and third quarters are generally subject to heavy precipitation, and thus are more profitable if precipitation is lighter. The first and fourth quarters, which are subject to the impacts of winter weather, are generally the least profitable, but can be more profitable if the impact of winter weather is less severe. Our operations in coastal markets near the Atlantic Ocean and Gulf Coast and in The Bahamas are exposed to hurricanes and tropical storms, while our California operations face risks from Pacific storms, wildfires, mudslides and water use restrictions during periods of severe drought. The physical risks described above may be exacerbated by changing climate conditions, including increased weather variability and the potential for more frequent or severe weather events over time.

Competition and Growth Risk Factors

Our Building Materials business depends on identifying, acquiring, permitting and developing quality aggregates reserves within an economic haul radius and our ability to mine and transport those reserves.

Our ability to sustain and grow the business depends on replacing depleting reserves with quality aggregates deposits that we can mine economically, with appropriate permits, near either growing markets or long-haul transportation corridors that can economically serve applicable markets. Quality deposits that meet customer specifications are increasingly difficult to secure near growing markets due to competing land uses, zoning and land-use restrictions, and community opposition. We try to meet this challenge by identifying and permitting sites prior to economic expansion, acquiring additional land adjacent to our existing quarries to increase our mineral reserves, developing underground mines, and expanding a distribution network that transports aggregates products by various methods, including rail and water. Even when deposits are identified, we may be unable to obtain or renew necessary land-use approvals, environmental permits, or other governmental authorizations on acceptable terms or timelines, or at all. If we are unable to timely replace economically accessible reserves serving our markets, obtain or maintain required permits and approvals, secure necessary property and access rights on acceptable terms, or economically transport materials to demand centers, our ability to serve customers, expand our business, and our results of operations could be adversely affected.

Our future growth depends in part on disciplined acquisitions and strategic investments, and we may use shares of our common stock as consideration.

We expect to continue to pursue acquisitions, joint ventures, leaseholds, licenses and other strategic transactions to strengthen our existing locations, expand our operations and enter new geographic markets. The success of this strategy depends on our ability to identify, evaluate, negotiate, finance, close, and integrate opportunities on acceptable terms and timelines. Suitable targets may be scarce and sellers may prefer structures or terms that increase complexity or risk. There is no assurance that we will identify opportunities that meet our return thresholds or that, if completed, such transactions will generate expected cash flows or strategic benefits within anticipated time frames.

Proposed acquisitions are subject to risks and uncertainties before closing. Our diligence may not identify or fully mitigate all risks, including environmental liabilities, geologic or reserve quality, title, access constraints, water or power availability, legacy tax or legal exposures, labor and workforce issues, or cybersecurity vulnerabilities. Transactions may require antitrust and other regulatory approvals and could be delayed, conditioned, or prohibited. Required divestitures or other remedies can reduce expected benefits of transactions. Target businesses may depend on permits, licenses, mineral or water rights, easements, leases, or other approvals that must be transferred, renewed, or re-issued; these processes can be uncertain, time-consuming and costly. Volatile debt and equity market conditions, interest-rate movements, and changes in our credit ratings can affect the availability and cost of financing.

We may finance transactions with cash, debt, equity or a combination of such consideration. Using our common stock—whether as acquisition consideration or for related capital raises—can dilute existing shareholders and cause the price of our stock to decline, and market volatility between signing and closing can affect the value delivered to sellers or the economics of the transaction. Debt financing increases interest expense and financial leverage and may reduce flexibility under our debt covenants and capital-allocation priorities. Joint ventures and minority investments can involve governance constraints, differing strategic objectives or disputes that limit our ability to direct operations or realize anticipated benefits.

Integrating acquired businesses may be more difficult, costly, or time-consuming than expected, and we may not realize anticipated benefits.

We have a successful history of business acquisitions and combinations and integration of these businesses into our heritage operations. However, in connection with the integration of LNA or any other business that we may acquire, there is a risk that we will not be able to complete integration successfully or on the time schedule we have projected or in a way that will achieve the level of synergies, cost savings or operating efficiencies we expected from the acquisition. Integration requires the alignment of cultures, safety and operating practices, internal controls, information technology and cybersecurity, procurement, logistics networks, and sales and pricing processes. We may not realize our expected synergies or financial expectations due to customer or supplier reactions, regulatory or permitting limits, or market changes. See “—Risks related to the LNA Transaction—We may fail to realize benefits anticipated as a result of the LNA Transaction.”

Any significant business acquisition or combination we might choose to undertake may require that we devote significant management attention and resources to preparing for and then integrating our business practices and operations. Nevertheless, we may fail to realize some of the anticipated benefits of any potential acquisition or other business combination that we pursue in the future if the integration process takes longer or is more costly than expected. Potential difficulties we may encounter in the integration process include the following:

•

inability to successfully combine operations in a manner that permits us to achieve the synergies anticipated to result from the proposed acquisition or business combination, which would result in the anticipated benefits of the acquisition or business combination not being realized partly or wholly in the anticipated time frame or at all;

•	inability to retain key employees or align cultures, compensation, safety practices, and operating disciplines, which can impair performance;

•

adverse reactions from customers or suppliers, including loss of business, pricing pressure, or renegotiation of terms, as well as change-of-control, consent, or exclusivity provisions that restrict our ability to integrate or rationalize product and customer portfolios;

•	dependencies on transition services arrangements and the timely separation and migration of enterprise systems, ERPs, and data;

•	delays or defects in information technology integration, cybersecurity controls, or data privacy compliance that can disrupt operations, increase costs, or expose us to cyber incidents;

•	challenges transferring, renewing, or aligning permits, licenses, title, mineral or water rights, leases, easements, and other approvals;

•	site-specific environmental, geologic, or title conditions that may limit operating plans or increase capital and operating costs;

•	complexities associated with managing the combined operations;

•	integration of personnel;

•	creation of uniform standards, internal controls, procedures, policies and information systems;

•	discovery of previously unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with integrating the remaining operations; and

•	performance shortfalls at business units because of diversion of management attention caused by completing integration activities.

Acquisitions and divestitures may not occur on expected terms or timelines, may be more costly or complex than anticipated, and may not deliver expected benefits.

In pursuing our business strategy, we conduct discussions, evaluate opportunities and enter into acquisition and divestiture agreements. Transaction activity involves execution, regulatory, and operational risks that could reduce or delay expected benefits or create additional costs and liabilities, including the following:

•	we may not obtain required regulatory approvals and/or required financing on favorable terms or at all;

•	we may not be able to satisfy closing conditions;

•	we may not realize a satisfactory return on our investment;

•	we may not be able to retain key personnel of acquired businesses;

•	we may have trouble integrating new employees, business systems and technology;

•	our due diligence process may not identify compliance issues or other liabilities that are in existence at the time of our acquisition;

•	we may not be able to bring the acquired business up to our expected levels of safety standards as quickly as anticipated;

•	we may have difficulty entering new geographic markets in which we are not experienced; or

•	we may be unable to retain the customers and partners of acquired businesses following the acquisition.

Divestitures also involve significant challenges and risks, including risks that:

•	we may not obtain required regulatory approvals or our counterparties may not obtain required financing on favorable terms or at all;

•	management time and attention may be diverted to businesses held for sale;

•	we may have to write off certain assets, including those relating to goodwill and other intangibles;

•	we may experience difficulties in the separation of operations; and

•	we may lose key employees.

If we are unable to complete transactions on acceptable terms and in a timely manner, or realize expected benefits, our business, financial condition, and results of operations could be adversely affected.

Economic, Political and Legal Risk Factors

Changes in laws, regulations, and enforcement practices, including zoning, land use, the environment, health and safety, as well as litigation relating to these matters, affect our businesses. Our operations expose us to the risk of material environmental liabilities.

Many federal, state and local requirements governing zoning, land use, air emissions (including carbon dioxide and other greenhouse gases), water use, allocation and discharges, waste management, noise and dust control, blasting, mining, land reclamation and other environmental, health and safety matters govern our operations. Many of our operations require permits, which may impose additional operating standards and are subject to modification, renewal and revocation. Agencies may change standards, apply them more stringently, or increase inspection and enforcement emphasis, which can extend timelines, increase capital and operating expenditures, or restrict development or expansion of our sites. If we cannot obtain, renew, or maintain required approvals on acceptable terms and schedules, we may be forced to curtail production, delay projects, or cease operations at affected facilities. Certain of our operations may from time to time involve the use of substances that are classified as toxic or hazardous within the meaning of these laws and regulations. Despite our extensive efforts to always remain in strict compliance with all applicable laws and regulations, the risk of liabilities, particularly environmental liabilities, is inherent in the operation of our businesses. These potential liabilities could result in material costs, including fines or personal injury or damages claims and other remedies, which could have an adverse impact on our operations and profitability.

Future events, including changes in existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of some of our products or business activities may result in additional or unanticipated compliance and other costs. We could be required to invest in preventive or remedial action, like pollution control facilities, which investments could be substantial or could result in restrictions on our operations or delays in obtaining required permits or other approvals. Because future regulatory actions and enforcement priorities are uncertain, we may be unable to predict or fully mitigate their impact on our results.

Our operations involve inherent environmental, manufacturing, operating and handling risks. These risks include the related storage and transportation of raw materials, explosives, products, hazardous substances and wastes, storage tank leaks, explosions, discharges or releases of hazardous substances, exposure to dust, and the operation of mobile equipment and manufacturing machinery. We are also subject to Mine Safety and Health Administration (MSHA) and Occupational Safety and Health Administration (OSHA) requirements for worker health and safety.

These risks can subject us to potentially significant liabilities relating to personal injury, death or property damage, and may result in significant civil or criminal penalties, which could damage our productivity or profitability. For example, from time to time, we investigate and remediate environmental contamination relating to our prior or current operations, as well as operations we have acquired from others, and, in some cases, we have been or could be named as a defendant in litigation brought by governmental agencies or private parties to investigate or clean up such contamination.

Failure to comply with applicable laws, regulations, permits, or orders, or adverse changes in those requirements or their enforcement, could result in fines, penalties, operational restrictions, mandated capital projects, denial or revocation of permits, reputational damage, and increased costs, any of which could adversely affect our business, financial condition, and results of operations.

Litigation and other legal proceedings are inherent in our operations and could result in significant costs or liabilities.

We are involved from time to time in litigation and claims arising from our operations. While we do not believe the outcome of pending or threatened litigation will have a material adverse effect on our operations or our financial condition, an unexpected and material adverse outcome in a pending or future legal action could potentially have a material negative effect on our Company. Even when we believe we have meritorious defenses or when we are seeking legal remedies, legal proceedings can be costly and time-consuming, divert management attention, and create reputational risk, and there can be no assurance as to the ultimate outcome of any litigation.

Legislation, regulation, and policy initiatives addressing climate change and the transition to a low-carbon economy may increase our costs, constrain operations, or alter customer demand, which could adversely impact our business and financial results.

Governmental authorities continue to propose and implement climate-related requirements, including greenhouse gas (GHG) emissions limits, the use of alternative fuels, carbon credits (such as a cap-and-trade system), carbon taxes, and mandatory GHG monitoring, reporting, and assurance. The manufacturing operations of our Specialties business release GHGs such as carbon dioxide, methane and nitrous oxide during the production of lime, magnesium oxide and hydroxide products.

Any additional regulatory restrictions on emissions of GHGs imposed by the United States Environmental Protection Agency (USEPA) would likely impact our Specialties operations in Woodville, Ohio, Manistee, Michigan, and Gabbs, Nevada which are subject to comprehensive regulations with respect to GHG emissions. Any changes to those regulations that restrict or limit GHG emissions could require implementation of technologies that increase operating costs for the Company. Although several large-scale projects for carbon reduction or capture are in development, no technologies or methods for reducing or capturing GHGs have been proven commercially viable at scale in the lime industry, other than improvements in fuel efficiency. We may not be able to recover any increased operating costs, taxes or capital investments relating to GHG emission limitations at those plants from our customers in order to remain competitive in pricing in the relevant markets. Our businesses also are dependent on reliable sources of energy and fuels. We could incur increased costs or disruptions in our operations if climate change legislation and regulation (including regulatory changes with respect to alternative fuel use) or severe weather affect the price or availability of purchased energy or fuels or other materials used in our operations.

States where we operate may adopt additional or more stringent requirements, such as market-based emissions programs, mandated use of alternative fuels, or climate-disclosure regimes which could add measurement, verification / assurance, reporting, and compliance costs and increase potential enforcement exposure.

Compliance with current or future climate-related rules could require capital investments, changes in operating practices, procurement of emissions allowances or credits, or participation in carbon markets. While we do not currently believe such requirements will have a material adverse effect on the financial condition or results of the operations of either the Specialties business or Building Materials business, considering the various regulatory uncertainties, the Company cannot presently predict the costs of any future compliance requirements. We continue to monitor GHG regulations and legislation and their potential impact on our business, financial condition and product demand.

Sustained high or rising interest rates may reduce construction demand, increase our financing costs, and adversely affect our results of operations and financial condition.

Our businesses are sensitive to interest-rate and credit conditions because a substantial portion of demand for our products is tied to the construction markets. Therefore, our business may experience declines from sustained high or rising interest rates and cost increases.

Notably, demand in the residential construction market is affected by interest rates. While the Federal Reserve lowered interest rates several times during 2025, they remain above the current rate of inflation resulting in continued restrictive monetary policy. Sustained high interest rates may adversely affect our business. The residential construction market accounted for 22% of our 2025 aggregates shipments. Higher mortgage rates and reduced affordability can dampen new residential construction. Higher borrowing costs and return thresholds can delay or cancel private nonresidential projects. Elevated municipal and state borrowing costs can affect the timing and scope of infrastructure lettings. Any of these dynamics can lower volumes and pressure pricing in the local markets we serve.

Rising interest rates could also result in disruptions in the credit markets, which could affect our business.

Changes in tax laws, interpretations, enforcement practices, and our business mix could increase our effective income tax rate, reduce deferred tax assets, or otherwise adversely affect our results of operations and cash flows.

Our effective tax rate is influenced by many factors, including changes in federal, state and local laws and regulations, administrative guidance and court decisions. Since tax rules are complex and change over time, our effective tax rate and cash taxes may be volatile and difficult to predict and may be influenced by the following factors, among others:

•	governmental authorities increasing tax rates or eliminating deductions, particularly the depletion deduction;

•	the mix of earnings from depletable versus non-depletable businesses;

•	the jurisdictions in which earnings are taxed;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	changes in the availability of tax credits;

•	changes in stock-based compensation deductions;

•	the write-off of nondeductible goodwill resulting from divestitures or impairments;

•	tax audits, examinations or litigation and the resolution of issues with various tax authorities;

•	other changes in tax laws; and

•	the interpretation of tax laws and/or administrative practices.

Any significant increase in our future effective income tax rate could reduce our net earnings and free cash flow for future periods.

Investor and stakeholder focus on climate change and sustainability matters and any related reporting obligations may increase our costs and impact our businesses.

Investors, other stakeholders, and U.S. and international regulators are often focused on climate change and sustainability matters. For example, new and proposed laws, regulations and investor and proxy advisory guidelines relating to and requiring disclosure of such matters, including those relating to sustainability, emissions, supply chain, and human capital management, are under consideration or being adopted, or may be proposed in the future. These requirements have resulted in and may continue to result in our need to make additional investments and implement new practices and reporting processes, all entailing management attention and additional compliance risk. We have announced certain sustainability-related goals, targets, or ambitions, including GHG-reduction objectives. Any failure or perceived failure to achieve or accurately report on our current or future sustainability-related commitments, including our GHG reduction and net zero ambition and targets, and any differences between our commitments and those of any companies to which we are compared, could harm our reputation, adversely affect our ability to effectively compete (including as a result of disclosure of proprietary information regarding our plants or changes in our ability to raise capital), adversely affect our recruitment and retention efforts or expose us to potential legal liability. Achieving these outcomes may depend on factors outside our control, such as the pace of technology development and deployment, grid decarbonization, the availability and cost of renewable energy or lower-carbon inputs. While we are committed to pursuing our sustainability objectives, there is no assurance that we will achieve any of our sustainability goals or commitments, that low- or non-carbon-based energy sources and technologies required to meet long-term emissions reductions in some of the sectors in which we operate will be available at scale in the United States on an economically feasible basis or that we or our suppliers can meet sustainability, emissions reductions and other standards that are required by current or future laws or established as investment criteria, voting guidelines or activism triggers by our investors and other stakeholders. Failure to meet these commitments could result in reputational harm to our Company and changes regarding climate risk management and practices may result in higher regulatory and compliance risks and costs.

Public health events including outbreaks of disease, epidemics, or pandemics, or fears of such an event and related governmental, societal and market responses could adversely affect our operations, demand for our products, costs, and financial results.

Our businesses could be negatively impacted by the widespread outbreak of an illness or other communicable disease, or any other public health crisis that results in economic and trade disruptions. Public health threats can negatively impact economic activity, consumer confidence and discretionary spending, and overall market conditions and these conditions could have an impact on our Company. Further, outbreaks of illnesses could negatively affect the health of our employees, employee productivity, customer purchasing patterns and fulfillment of purchase orders, availability of supplies, pricing for raw materials and the ability to transport materials via the Company’s distribution network. We actively monitor public health situations as part of our health and safety measures to comply with federal, state and local mandates and to protect the health and safety of our employees. We may take further actions that alter our business operations, including any that may be required by federal, state or local authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors, communities and other stakeholders as we adapt to public health events from time to time.

Personnel Risks

Labor disputes could disrupt operations of our businesses.

Labor unions represented 20% of the hourly employees of our Building Materials business and 59% of the hourly employees of our Specialties business as of June 30, 2026. Our collective bargaining agreements for employees of our Specialties business at the Manistee, Michigan synthetic magnesia plant, the Gabbs, Nevada magnesia mine and processing plant and the Woodville, Ohio lime plant expire in August 2027, June 2028 and June 2030, respectively.

Disputes with our trade unions, or the inability to renew our labor agreements, could lead to work stoppages or other actions that could disrupt our businesses, raise costs and reduce revenues and earnings from the affected locations.

Labor actions by our suppliers, contractors, railroads, ports, trucking firms, or other logistics providers may interrupt inbound materials or outbound deliveries, increase delivered costs, or require us to source alternatives. Tight labor markets, especially for skilled trades and licensed commercial drivers, can constrain operating days, raise turnover and training costs, and delay maintenance or capital projects.

If we are unable to maintain stable labor relations, renew agreements on acceptable terms, staff operations adequately, or mitigate third-party labor disruptions, our production, shipments, costs and results of operations could be adversely affected.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business, disrupt our operations or increase costs.

Our success depends to a significant degree upon the continued services of, and on our ability to attract and retain, our key personnel and executive officers, including qualified management, technical, marketing and sales, and support personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such qualified personnel, which could negatively affect our business.

Our geographically dispersed footprint and the physically demanding nature of many roles can intensify recruiting and retention challenges, particularly in rural or less-populated areas. If we are unable to fill vacancies timely, maintain appropriate crew sizes, or retain key personnel and subject-matter experts, we may experience more frequent equipment downtime, slower maintenance or capital work, reduced operating days, and delays in customer service or project support.

In addition, because of our reliance on our senior management team, the unanticipated departure of any key member could have an adverse effect on our business. Our future success depends, in part, on our ability to identify and develop or recruit talent to succeed our senior management and fill other key positions throughout the organization. If we fail to identify and develop or recruit successors, we are at risk of being harmed by the departures of these key employees. Effective succession planning is also important to our long-term success and strategy execution. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our reputation, ability to do business and results of operations could be impaired by improper conduct by any of our employees, agents or business partners.

We are subject to regulation under a wide variety of U.S. federal and state and some non-U.S. laws, regulations and policies, including laws related to anticorruption, antibribery, export and import compliance, antitrust and money laundering. We cannot provide assurance that our compliance policies and internal controls will always protect us from the improper conduct of our employees, agents and business partners. Any violations of law or improper conduct could damage our reputation and, depending on the circumstances, subject us to, among other things, civil and criminal penalties, material fines, equitable remedies (including profit disgorgement and injunctions on future conduct), securities litigation and a general loss of investor confidence, any one of which could have a material adverse impact on our business prospects, financial condition, results of operations, cash flows and the market value of our stock. Increased regulatory scrutiny, whistleblower allegations, investigations or enforcement actions, even if ultimately resolved favorably, may require substantial management attention, legal expense and remediation efforts and could result in reputational harm.

Financial, Accounting and Cost Management Risk Factors

Our business requires significant and sustained capital investment; delays, cost increases, or underperformance on capital projects, or constraints on funding, could adversely affect our operations, competitiveness, and financial results.

The property and machinery needed to produce our products are very costly. Therefore, we require large amounts of cash to operate our businesses. In addition to capital expenditures, our businesses incur significant repair and maintenance costs for critical equipment and replacement parts. Prices and lead times for parts and contractor services can be volatile due to supply-chain disruptions, limited supplier alternatives, inflation, labor availability, and logistics constraints. Unexpected equipment failures or extended outages can further increase repair spending and parts consumption. We believe that our cash on hand, along with our projected operating cash flows and our available financing resources, is adequate to support our anticipated operating and capital needs. Our ability to generate sufficient cash flow depends on future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash to operate our business, we may be required, among other things, to reduce or delay planned capital or operating expenditures.

Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

Our manufacturing processes are dependent upon critical pieces of equipment, such as our kilns and finishing mills. This equipment, on occasion, is out of service because of planned or unplanned maintenance, equipment failures or damage during accidents. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events, such as fires, explosions or violent weather conditions. We have scheduled outages that can range from one week to several weeks at least once a year to refurbish our dolomitic lime production facilities. In 2025, our Specialties operations incurred shutdown costs of $8 million. Any significant interruption in production capability may require us to make significant capital expenditures to remedy problems or damage as well as cause us to lose revenue due to lost production time.

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective estimates and assumptions by our management, which could be wrong.

The accounting standards we use in preparing our financial statements are often complex and require significant estimates and assumptions in interpreting and applying those standards. These estimates and assumptions involve matters that are inherently uncertain and require subjective and complex judgments. If we used different estimates or applied different methodologies, our financial results could differ.

While we believe our estimates and assumptions are appropriate, we could be wrong. Accordingly, our financial results could be different, either higher or lower. We urge you to read Critical Accounting Policies and Estimates included under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein.

The adoption of new accounting standards may affect our financial results.

The accounting standards we apply in preparing our financial statements are reviewed by regulatory bodies and change periodically. New or revised accounting standards could, either positively or negatively, affect results reported for periods after adoption as compared with the prior periods, or require retrospective application that changes results reported for prior periods. We urge you to read about our accounting policies and new accounting pronouncements in Note A: Accounting Policies of our consolidated financial statements included under Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein.

Reports from the Public Company Accounting Oversight Board’s (PCAOB) inspections of public accounting firms continue to outline findings and recommendations that could require these firms to perform additional work as part of their financial statement audits. Our costs to respond to these additional requirements may increase.

Impairment charges could have a material adverse effect on our financial results.

Goodwill and other acquired intangible assets expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated for impairment by management at least annually. If the carrying value of a reporting unit exceeds its fair value, the reporting unit’s goodwill is considered impaired and a non-cash charge to earnings is recorded. If the carrying value of an indefinite-lived intangible asset is greater than its fair value, the intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Future events may occur that would adversely affect the fair value of our goodwill or other acquired intangible assets and require impairment charges. Such events may include, but are not limited to, lower-than-forecasted revenues or profitability, construction growth rates that fall below our assumptions, actions of key customers, increases in interest rates, continued economic uncertainty, higher levels of unemployment, weak consumer confidence, lower levels of discretionary consumer spending and a decline in the trading price of our common stock. We continue to evaluate the impact of economic and other developments to assess whether impairment indicators are present. Accordingly, we may be required to perform impairment tests based on changes in the economic environment and other factors, and these tests could result in impairment charges in the future.

Credit-market stress and tighter financing conditions could reduce construction demand, slow customer payments, constrain our liquidity, and increase our cost of capital.

Demand for aggregates products, particularly in the infrastructure construction market, has historically been negatively affected by federal and state budget challenges and uncertainty over future highway funding levels. Further, delays to or cancellations of projects in the nonresidential and residential construction markets could occur if companies and consumers are unable to obtain financing or if consumer confidence is eroded by economic uncertainty.

A recessionary construction economy can also increase the likelihood of customer payment delays and credit losses. While we are protected in part by payment bonds posted by many of our customers or end-users, as well as statutory lien rights, we have experienced delays in payment from some of our customers during downturns, especially in the construction markets, and expect that we would experience such delays in the future, which would negatively affect operating cash flows.

Our access to and cost of capital may be adversely affected. Additional financing or refinancing might not be available and, if available, may not be on economically favorable terms. Further, an increase in leverage could lead to deterioration in our credit ratings. A reduction in our credit ratings, regardless of the cause, could also limit our ability to obtain additional financing and/or increase our cost of obtaining financing. There is no guarantee we will be able to access the capital markets at attractive interest rates.

We may be required to obtain financing to fund certain strategic acquisitions, if they arise, or to refinance our outstanding debt or for other corporate purposes. It is possible a large strategic acquisition would require that we issue new equity and debt securities to maintain our investment-grade credit rating and could result in a ratings downgrade notwithstanding our issuance of equity securities to fund the transaction. We are also exposed to risks from tightening credit markets, through the interest payable on any variable-rate debt, including the interest cost on future borrowings under our credit facilities. Although we maintain committed credit facilities and actively manage liquidity, there is no assurance financing will be available when needed or on acceptable terms, that customers will remain current, or that public-sector funding will be insulated from market conditions. If credit markets tighten or remain volatile, the combined effects, lower private and public construction activity, slower collections, higher input and delivered costs, increased interest expense, reduced covenant flexibility, or ratings pressure, could adversely affect our business, financial condition, and results of operations.

Our Specialties business faces currency risks from its overseas activities.

Our Specialties business sells some of its products outside the United States. Therefore, the operations of the Specialties business are affected from time to time by the fluctuating values of the currency exchange rates of the countries in which it does business in relation to the value of the U.S. Dollar. The business tries to mitigate the short-term effects of currency exchange rates by denominating sales in the U.S. Dollar.

Our ready-mixed concrete, asphalt and paving operations present additional risks to our business.

Our paving operations face challenges when our contracts have penalties for late completion. In some instances, including many of our fixed-price contracts, we guarantee project completion by a certain date. If we subsequently fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages. Under these circumstances, the total project cost could exceed our original estimate, and we could experience a lower profit or a loss on the project. In our paving operations, we also have fixed-price and fixed-unit-price contracts where our profits can be adversely affected by several factors beyond our control, which can cause our actual costs to materially exceed the costs estimated at the time of our original bid. These same issues and risks can also impact some of our contracts in our asphalt and ready-mixed concrete operations. These risks are somewhat mitigated by the fact that most of our road paving contracts are for short-term projects. Our ready-mixed concrete, asphalt and paving operations typically generate lower profit margins than our aggregates operations due to potentially volatile input costs and highly competitive market dynamics.

Investment returns on our pension assets may be lower than expected, or interest rates may decline, requiring us to make significant additional cash contributions to our benefit plans.

A portion of our current and former employees has accrued benefits under our defined benefit pension plans. Requirements for funding our pension plan liabilities are based on several actuarial assumptions, including the expected rate of return on our plan assets and the discount rate applied to our pension plan obligations. Fluctuations in equity market returns and changes in long-term interest rates could increase our costs under our defined benefit pension plans and may significantly affect future contribution requirements. It is unknown what the actual investment return on our pension assets will be in future years and what interest rates may be at any given point in time. We cannot therefore provide any assurance of what our actual pension plan costs will be in the future, or whether we will be required under applicable law to make future material plan contributions.

Suppliers, Raw Materials, and Energy Costs Risk Factors

Volatility or shortages in fuel, energy and raw materials can increase costs, disrupt operations, and adversely affect our results.

Our businesses require a continued supply of diesel fuel, natural gas, coal, petroleum coke and other energy. Therefore, the cost of energy is one of our largest expenses. Prices and availability for these inputs are subject to market forces largely beyond our control, including global and regional supply-demand dynamics, refining and generation capacity, weather and other physical risks, transportation and labor constraints, geopolitics and trade policy, regulatory changes and supplier operating issues and can therefore be volatile. These factors can cause rapid, significant, and uneven price movements across our footprint and may limit supply in one or more markets. Cost increases that we are unable to pass through to the customer in the form of price increases for our products or interruption in the supply of fuel and electricity have historically adversely affected our financial results and could adversely affect our financial results in the future. Changes in energy costs also affect the prices that we pay for related supplies, including explosives, conveyor belting and tires. While we can contract for some fuels and sources of energy, such as fixed-price supply contracts for natural gas, coal and petroleum coke, significant increases in costs or reduced availability of these items have and may in the future reduce our financial results. Moreover, fluctuations in the supply and costs of these fuels and energy can make planning for our businesses more difficult. Because of the fluctuating trends in diesel fuel prices, we may enter into fixed-price fuel agreements from time to time for a portion of our diesel fuel to reduce our diesel fuel price risk.

Even where supply is available, our delivered costs can rise due to logistics constraints. Limited availability or higher rates for trucks and licensed drivers, rail service and cars, port capacity, or pipeline interruptions can delay deliveries, reduce operating days, or force us to source from higher-cost alternatives. Utility interruptions or curtailments (electricity, natural gas, or water) can further constrain output or alter our product and geographic mix, particularly at energy-intensive facilities.

Our downstream operations require a continued supply of liquid asphalt and cement, which serve as key raw materials in the production of hot mix asphalt and ready-mixed concrete, respectively. These purchased raw materials are subject to potential supply constraints and significant price fluctuations, which are beyond our control. The financial results of our ready-mixed concrete, asphalt and paving operations have been affected by the short supply or high costs of these raw materials. We generally see frequent volatility in the prices for these raw materials.

Our Specialties business depends in part on the steel industry and the supply of reasonably priced fuels.

Our Specialties business sells some of its products to companies in the steel industry. Accordingly, this business is dependent, in part, on the strength of domestic steel production. Our Specialties business also requires significant amounts of natural gas, coal and petroleum coke, and financial results are negatively affected by increases in fuel prices or shortages. Our Specialties business has fixed-price agreements for 34% of its anticipated 2026 coal, petroleum coke and natural gas needs.

Cyber and Information Security Risk Factors

We depend on information technology; cybersecurity, data-protection, and systems-reliability risks - including at our third-party vendors - could disrupt operations, compromise data, increase costs, or otherwise adversely affect our business and results.

We rely on information technology systems and networks, some of which are managed by third-party vendors, including cloud-based systems and managed service providers, to operate our business and to securely process, store and transmit confidential, sensitive and proprietary information relating to our business operations, including sensitive information about our customers and employees. Cyber threats are rapidly evolving as threat actors have become increasingly sophisticated and carry out large-scale, complex attacks against companies and are reportedly using artificial intelligence to increase the effectiveness and sophistication of attacks. In addition, we have relied on our information technology infrastructure to support remote work from time to time and may need to do so in the future, which can increase cyber risks. We are not able to anticipate or prevent all such attacks and could be held liable for any resulting material security breach or data loss. In addition, it is not always possible to deter or detect misconduct by employees or third-party vendors.

While we have experienced attacks targeting the security of our information technology systems, we are not aware that we have experienced a material cybersecurity incident during the second quarter of 2026. Breaches of our technology systems and those of acquired companies, or those of our vendors and customers, whether from circumvention of security systems, denial-of-service attacks or other cyber-attacks, hacking, “phishing” or similar attacks, computer viruses, ransomware or malware, employee or insider error, malfeasance, social engineering, vendor software supply chain compromises, physical breaches or other actions, may result in manipulation or corruption of sensitive data, material interruptions or malfunctions in our Company’s or such vendors’ and customers’ websites, applications, data processing systems, or disruption of other business operations. Furthermore, any such breaches could compromise the confidentiality and integrity of material information held by our Company (including information about our business, employees or customers), as well as sensitive personally identifiable information, the disclosure of which could lead to identity theft and liability under data privacy laws. Breaches of products and equipment that we use that rely on technology and internet connectivity can expose our Company to product and other liability risk and reputational harm. Measures that we take to avoid, detect, mitigate or recover from material incidents, may be insufficient, circumvented, or may become ineffective.

We have invested and continue to invest in risk management and information security and data privacy measures in order to protect our systems and data, including employee training, organizational investments, incident response plans, tabletop exercises and technical defenses. The cost and operational consequences of implementing, maintaining and enhancing further data or system protection measures could increase significantly to overcome increasingly intense, complex and sophisticated global cyber threats. Despite our efforts, we are not fully insulated from data breaches and system disruptions. In addition, we are subject to complex and evolving laws, rules and regulations related to cybersecurity. These laws or regulations may be subject to uncertain or inconsistent interpretations and enforcement.

Any material cybersecurity breach, including the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive or confidential data, or failure or perceived failure by us to comply with applicable laws, rules, or regulations, or any media reports of perceived security vulnerabilities to our systems, products and services or those of third parties relied upon by our Company could cause us to experience reputational harm, loss of customers and revenue, fines, regulatory actions and scrutiny, sanctions or other statutory penalties, litigation, liability for failure to safeguard our customers’ information or financial losses that are either not insured against or not fully covered through any insurance maintained by our Company. Reports, rumors or assumptions regarding actual or perceived cybersecurity vulnerabilities or incidents may result in similar material adverse consequences, even if no breach has occurred.

Other Risk Factors

Delays or interruptions in shipping products of our businesses could affect our operations.

Transportation logistics play an important role in allowing us to supply products to our customers, whether by road, rail or water. We also rely heavily on third-party truck and rail transportation to ship coal, natural gas and other fuels to our plants. Any significant delays, disruptions or non-availability of our transportation support system could negatively affect our operations. Transportation operations are subject to capacity constraints, high fuel costs and various hazards, including extreme weather conditions and slowdowns due to labor strikes and other work stoppages. In Texas, we compete for third-party trucking services with operations in the oil and gas fields, which can significantly constrain the availability of those services to us. If there are material changes in the availability or cost of transportation services, we may not be able to arrange alternative timely means to transport our products or fuels at a reasonable cost, which could lead to interruptions or slowdowns in our businesses or increases in our costs.

The availability of railcars can also affect our ability to transport our products. Railcars can be used to transport many different types of products across all of our segments. If owners sell or lease railcars for use in other industries, we may not have enough railcars to transport our products.

We have agreements with shipping companies to provide ships to transport our aggregates products from our Bahamas and Nova Scotia operations to various coastal ports that expire in 2026 and 2027, respectively. Our inability to renew these agreements or enter into new ones with other shipping companies on favorable terms could affect our ability to transport our products.

Some of our products are distributed by barges along rivers in Ohio and West Virginia. We are exposed to risks associated with distributing our products by barges, including significant delays, disruptions or non-availability of barge transportation that could negatively affect our operations, water levels that could affect our ability to transport our products by barge, and barges that may not be available in quantities that we might need from time to time to support our operations.

Risks related to the LNA Transaction

We cannot assure you that the proposed LNA Transaction will be completed.

There are a number of risks and uncertainties relating to the LNA Transaction. For example, the LNA Transaction may not be completed, or may not be completed in the timeframe, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing in the Securities Sale Agreement. There can be no assurance that the conditions to closing of the LNA Transaction will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the LNA Transaction. The Securities Sale Agreement may be terminated by the parties thereto under certain circumstances, including, without limitation, if the LNA Transaction has not been completed by the SMR Outside Date. Any delay in closing or a failure to close could have a negative impact on our business and the trading prices of our securities, including the notes.

We may fail to realize benefits anticipated as a result of the LNA Transaction.

The success of the LNA Transaction will depend, in part, on our ability to realize the anticipated business opportunities, synergies and growth prospects from combining LNA with our business. We may never realize these business opportunities, synergies and growth prospects. We may devote significant management attention and resources to preparing for and then integrating our business practices and operations with those of LNA. We may fail to realize some of the anticipated benefits of the LNA Transaction if the integration process takes longer than expected or is more costly than expected, or has other adverse effects we do not currently foresee. Potential difficulties we may encounter in the integration process include:

•	the inability to successfully combine operations in a manner that permits us to achieve the benefits anticipated to result from the LNA Transaction in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either the Company or LNA deciding not to do business with us and delays in entering into new agreements with prospective customers;

•

the inability to maintain existing agreements with suppliers, service providers, vendors, and other business counterparties and delays in entering into new agreements with prospective suppliers, service providers, vendors, and other business counterparties;

•	complexities associated with managing the combined operations;

•	integrating personnel and technologies;

•	creation of uniform standards, internal controls, procedures, policies and information systems and eliminating redundant and underperforming functions and assets;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with integrating the operations;

•	performance shortfalls at business units as a result of the diversion of management attention caused by completing the remaining integration of the operations; and

•	adverse general market, global economic or industry conditions.

The Securities Sale Agreement has been incorporated by reference into this prospectus supplement pursuant to our Current Report on Form 8-K filed with the SEC on June 29, 2026 to provide investors with information regarding the terms of the LNA Transaction and is not intended to provide any factual information about us, LNA or our or its respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Securities Sale Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Securities Sale Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Securities Sale Agreement, including being qualified by certain disclosures made by each party to the other for the purposes of allocating contractual risk between them. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Securities Sale Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us, LNA or any of our or their respective subsidiaries, affiliates or businesses.

In addition, the terms, conditions, covenants, representations and/or warranties in the Securities Sale Agreement may be amended or waived in a manner that may be adverse to us or you. As a result, the LNA Transaction may be completed on terms that differ, perhaps substantially, from those described in this prospectus supplement and investors will not be entitled to require us to redeem any of the notes as a result of any such differences.

We and LNA will be subject to business uncertainties while the LNA Transaction is pending that could adversely affect our and their businesses.

Uncertainty about the effect of the LNA Transaction on employees and customers may have an adverse effect on us and on LNA. Although we and LNA intend to take actions to mitigate any adverse effects, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the LNA Transaction is completed and for a period of time thereafter. These uncertainties could cause customers, suppliers and others that deal with us and/or with LNA to seek to change existing business relationships or delay or defer entering into new business relationships. In addition, employee retention could be reduced during the pendency of the LNA Transaction, as employees may experience uncertainty about their future roles. If, despite our and LNA’s retention efforts, key employees depart because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with us, our business and financial performance could be harmed.

The LNA Transaction is subject to certain conditions that may not be satisfied or completed on a timely basis, if at all. Any delay in completing the LNA Transaction may reduce or eliminate the benefits expected.

The LNA Transaction is subject to certain customary closing conditions that may prevent, delay, or otherwise materially adversely affect completion of the LNA Transaction. We cannot predict whether and when these other conditions will be satisfied. The requirements for satisfying such conditions could delay completion of the LNA Transaction for a period of time, reducing or eliminating some anticipated benefits of the LNA Transaction, or prevent completion of the LNA Transaction from occurring at all.

Notwithstanding the due diligence investigation that we performed in connection with our entry into the Securities Sale Agreement, LNA may have liabilities, losses or other exposures for which we do not have adequate insurance coverage or other protection.

While we performed due diligence on LNA prior to our entry into the Securities Sale Agreement, we are dependent on the accuracy and completeness of statements and disclosures made or actions taken by LNA and its representatives when conducting due diligence and evaluating the results of such due diligence. We do not control and may be unaware of activities of LNA prior to the completion of the LNA Transaction, including liabilities for remediation of environmental conditions, intellectual property and other litigation, claims or disputes, information security vulnerabilities, violations of laws, policies, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

If the LNA Transaction is consummated, the liabilities of LNA, including contingent liabilities, will be consolidated with our liabilities for purposes of financial reporting. If LNA’s liabilities are greater than expected, or if there are obligations of LNA of which we are not aware, our business could be materially and adversely affected. While we have certain refund rights from LNA Holding under the Securities Sale Agreement for any losses we experience following the consummation of the LNA Transaction as a result of any material inaccuracy of representations made by LNA Holding, such rights substantially are limited. LNA may also have other unknown liabilities which we will be responsible for after consummation of the LNA Transaction. If we are responsible for liabilities not covered by refund rights or insurance, we could suffer consequences that could have a material adverse effect on our financial condition and results of operations.

We will incur a substantial amount of indebtedness in connection with the LNA Transaction.

We expect to fund the Cash Consideration for the LNA Transaction by incurring up to $7.0 billion of third-party indebtedness (including through this offering). We cannot guarantee that we will be able to generate sufficient cash flow to service and repay this indebtedness, or that we will be able to refinance such indebtedness on favorable terms, or at all. The failure to repay or refinance such indebtedness as expected could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or stock price. If we are unable to service such indebtedness and fund our operations, we may be forced to reduce or delay capital expenditures, seek additional capital, sell assets or refinance or restructure our indebtedness. Any such action may not be successful and we may be unable to service such indebtedness and fund our operations, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or stock price.

In addition, the terms of such indebtedness may restrict certain actions by us and our subsidiaries. The exact terms of such restrictions, if any, will be subject to negotiations prior to consummation of the applicable financing transaction. Such restrictive covenants may limit the ability of us and our subsidiaries. A breach of any of these restrictive covenants, if applicable, could result in default under the applicable debt instrument. Further, we and our subsidiaries may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by any restrictive covenants and financial covenants contained in such debt instruments. The requirement that we and our subsidiaries comply with these provisions may materially adversely affect our and our subsidiaries’ ability to react to changes in market conditions, take advantage of business opportunities that we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a downturn in our business.

Ratings organizations regularly analyze the financial performance and condition of companies and have placed our credit ratings under review as a result of our announcement of the proposed LNA Transaction, and may do so in the future. While we do not believe that a review by ratings organizations should result in a reduction of our credit ratings to below investment grade, there is no guarantee of such outcome. If a ratings downgrade were to occur in connection with the LNA Transaction, we could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility. No assurance can be provided that any of our current ratings will remain in effect following implementation of the LNA Transaction for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances so warrant.

Unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the LNA Transaction. Our future results and the future results of LNA may differ, possibly materially, from the unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement.

The unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of us or LNA prior to the LNA Transaction or that of the combined company following the LNA Transaction and the other Transactions for several reasons. Specifically, the unaudited pro forma combined financial statements do not reflect the effect of any integration costs following the completion of the LNA Transaction. In addition, the LNA Transaction and the post-acquisition integration process may give rise to unexpected liabilities and costs. Unexpected delays in completing the LNA Transaction or in connection with the post-acquisition integration process may significantly increase the related costs and expenses incurred by us. The actual financial positions and results of operations of us and LNA prior to the LNA Transaction and that of the combined company following the LNA Transaction and the other Transactions may be different, possibly materially, from the unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement may not prove to be accurate and may be affected by other factors. Additionally, any significant changes in the market price of our common stock may cause a significant change in the purchase price used by us for accounting purposes with respect to the LNA Transaction.

Risks related to the notes

The notes will be subject to prior claims of our secured creditors and the creditors of our subsidiaries, and we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our unsecured general obligations, ranking equally with our other senior indebtedness and liabilities, and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries. As of June 30, 2026, on a pro forma basis after giving effect to the Transactions, the Company’s only secured indebtedness would be approximately $312 million of finance lease obligations and $560 million outstanding under the trade receivables securitization facility.

The indenture that will govern the notes will permit us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure our debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including the lenders under our Revolving Facility and our trade creditors. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to indebtedness and other liabilities and preferred equity of our subsidiaries. The indenture that will govern the notes will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities or issue preferred equity, and any indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries will be structurally senior to the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade and other creditors and holders of their preferred equity will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of those subsidiaries will be made available for distribution to us.

In the future, certain of our subsidiaries may be required or otherwise designated to guarantee certain indebtedness but not be required to guarantee the notes pursuant to the indenture that will govern the notes. In such circumstance, the notes would be structurally subordinated with respect to the debt and other liabilities of such subsidiaries that do not guarantee the notes but guarantee such indebtedness.

Our indebtedness may impair our financial condition and liquidity and prevent us from fulfilling our obligations under the notes and our other debt instruments.

As of June 30, 2026, on a pro forma basis after giving effect to the Transactions, we would have had an aggregate of approximately $13 billion of indebtedness outstanding, excluding intercompany liabilities. Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•

limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other general corporate purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;

•	subjecting us to cross-defaults and cross-acceleration of the maturities of our debt and, in the case of secured debt, foreclosure of collateral upon default;

•

making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

•	placing us at a competitive disadvantage compared with those of our competitors that have less debt.

Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Our ability to generate cash flow from operations is dependent on our ability to execute our business strategy and is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us on attractive terms, or at all, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other business needs.

The indenture will not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture that will govern the notes will not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture will not contain any financial maintenance covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged or similar transaction. In addition, the indenture will not contain any restrictive covenants prohibiting or otherwise limiting our ability to repurchase common stock, pay dividends or make any payments on junior or other indebtedness. As a result, we may be unable to fulfill our obligations under the notes.

In addition, the limitation on liens covenant contains exceptions for specified “permitted liens” that would allow us and our subsidiaries to borrow substantial additional amounts and to grant liens or security interests with respect to our assets in connection with those borrowings. In light of these exceptions, holders of the notes may be structurally and/or effectively subordinated to new lenders.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to satisfy a financial leverage test and comply with other covenants. The failure to satisfy such test and to comply with such covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	create liens on our assets;

•	use assets as security in other transactions;

•	merge with or into other companies; and

•	enter into sale and leaseback transactions.

In addition, our Revolving Facility requires that we satisfy a leverage ratio test, which is tested as of the last day of each quarter. During periods in which we experience declines in shipments of aggregates products, or otherwise experience the adverse impact of cyclical market trends or other factors, we may not be able to comply with this financial covenant.

Any failure to comply with the restrictions of our existing Revolving Facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related indebtedness, which acceleration may trigger cross-acceleration or cross-default provisions in other indebtedness. For example, the acceleration of certain indebtedness in excess of $250.0 million would constitute an event of default under the Revolving Facility. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding indebtedness, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our Revolving Facility, or if a default otherwise occurs, the lenders under our Revolving Facility could elect to terminate their commitments thereunder and cease making further loans, and lenders under our Revolving Facility could declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

Changes in our credit ratings may adversely affect the value of the notes.

Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered (or placed on review for a downgrade), suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Any actual or anticipated adverse changes in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market price of the notes, increase our corporate borrowing costs and limit our access to the capital markets.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, and premium, if any, and interest on, our indebtedness.

If our cash flows are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell important assets, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful on attractive terms, or at all, and may not permit us to meet our scheduled debt service obligations.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. However, we may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Repurchase Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture that will govern the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the Notes—Change of Control Repurchase Event.”

The definition of a change of control requiring us to repurchase the notes is limited, and the market price of the notes may decline if we enter into a transaction that is not a change in control under the indenture that will govern the notes.

The term “Change of Control” (as used in the notes and the indenture) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In addition, we are required to repurchase the notes upon a change of control only if the notes receive a reduction in rating below investment grade. Further, the definition of “Change of Control” includes a phrase relating to the transfer of all or substantially all of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder to require us to repurchase the notes as a result of a transfer of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. Our obligation to repurchase the notes is limited and may not preserve the market price of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Change of Control Repurchase Event.”

There is no public market for any of the notes, and we cannot assure you that a market for the notes will develop.

Each series of notes is a new issue of securities with no existing trading market. We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes, subject to applicable securities laws. However, the underwriters are not obligated to do so and may discontinue any such market-making at any time without notice to, or the consent of, the holders of the notes. No assurance can be given as to:

•	whether an active trading market for such notes will develop or be maintained;

•	the liquidity of any such market that may develop;

•	the ability of holders of such notes to sell their notes; or

•	the prices at which the holders of such notes would be able to sell their notes.

If a trading market were to exist for the notes of a series, the notes of such series could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

•	the time remaining to the maturity of such notes;

•	the outstanding principal amount of such notes;

•	the terms related to redemption or repurchase of such notes;

•	the market for debt securities of comparable companies;

•	the level, direction and volatility of market interest rates generally;

•	the interest of securities dealers in making a market;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, liquidity and results of operations and future prospects.

An active trading market for the notes may never develop or, even if it develops, may not continue, in which case the trading price of the notes could be adversely affected and your ability to transfer the notes will be limited.

We may be unable to redeem any or all of the notes in the event of the special mandatory redemption.

The closing of this offering is not conditioned upon, and is expected to be consummated before, the consummation of the LNA Transaction. The LNA Transaction is expected to be consummated in the third quarter of 2026, but it may not be consummated during that timeframe or at all.

If (i) the LNA Transaction is not consummated prior to the SMR Outside Date, (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) we publicly announce at any time prior to the SMR Outside Date that we will no longer pursue the consummation of the LNA Transaction, then we will be required to redeem all of the outstanding notes of each series pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

We are not obligated to place the net proceeds from the sales of the notes in escrow prior to the consummation of the LNA Transaction or to provide a security interest in those proceeds, and the indenture governing the notes imposes no restrictions on our use of those proceeds. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained and/or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes, which would constitute an event of default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the notes.

In the event of a special mandatory redemption, holders of the notes may not realize their expected return on investment.

The LNA Transaction is subject to various closing conditions many of which are beyond our control. If we redeem the notes pursuant to a special mandatory redemption, holders of the notes may not realize their expected investment return on such notes and may not be able to reinvest the proceeds from any such special mandatory redemption in an investment that results in a comparable return.

In addition, holders of the notes will not have any right to require us to repurchase their notes after the date hereof if we or LNA experience any changes, including any material changes, in our respective businesses or financial condition (other than a Change of Control Repurchase Event (as defined in “Description of the Notes”) with respect to us), or if the terms of the Securities Sale Agreement change, including in material respects.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $5,453 million, after deducting the underwriting discounts and before our other estimated expenses. We intend to use the net proceeds from the notes, together with borrowings under the Delayed Draw Term Loans, to pay the Cash Consideration for the LNA Transaction.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to, but we are not required to, invest such net proceeds in either cash or high-quality, short-term debt securities.

The table below sets forth the estimated sources and uses of funds in connection with the LNA Transaction. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the LNA Transaction depending on several factors, including our estimated fees and expenses.

The estimated sources and uses of funds presented below should be read in conjunction with “Summary—Acquisition of Lhoist North America, Inc.” and “Capitalization.”

Amount
Sources	(in millions)
New Senior Unsecured Debt(1)	$5,500
Delayed Draw Term Loans(2)	$1,500
Stock Delivered to Seller(3)	$6,500

Total sources of funds	$13,500

Amount
Uses	(in millions)
Cash Consideration	$7,000
Stock Consideration(3)	$6,500

Total uses of funds	$13,500

(1)	Includes the gross proceeds of new unsecured debt (including the notes offered hereby) and does not reflect any fees or other expenses payable to the initial purchasers.
(2)

In connection with the LNA Transaction, on July 15, 2026, we entered into the New Term Loan Agreement, pursuant to which, subject to the terms and conditions therein, the Term Loan Lenders have committed to provide the Delayed Draw Term Loans, the proceeds of which will be used, together with the net proceeds from this offering, to finance the Cash Consideration for the LNA Transaction. See “Summary—Acquisition of Lhoist North America, Inc.,” and “Capitalization.”

(3)

The consideration for the LNA Transaction will include shares of common stock of the Company valued at $6.5 billion based on the volume-weighted average price per share over the 15 consecutive trading days prior to the execution of the Securities Sale Agreement.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2026 on:

•	an actual basis; and

•	a pro forma basis after giving effect to the Transactions.

You should read this table in conjunction with the information set forth under “Use of proceeds,” “Summary

—Summary historical and pro forma financial data,” our historical consolidated financial statements and the notes related thereto, pro forma financial statements and the notes related thereto, each of which is incorporated by reference herein. See “Where you can find more information” and “Incorporation by reference.”

	As of June 30, 2026
(in millions)	Actual	Pro forma(1)
Unrestricted cash and cash equivalents	$112	$138

Debt:
Trade receivables securitization facility(2)	$560	$560
Revolving Facility(3)	95	95
Delayed Draw Term Loans	—	1,500
3.450% Senior Notes due 2027(4)	300	300
3.500% Senior Notes due 2027(4)	494	494
2.500% Senior Notes due 2030(4)	474	474
2.400% Senior Notes due 2031(4)	891	891
5.150% Senior Notes due 2034(4)	739	739
6.250% Senior Notes due 2037(4)	229	229
4.250% Senior Notes due 2047(4)	591	591
3.200% Senior Notes due 2051(4)	851	851
5.500% Senior Notes due 2054(4)	727	727
New Senior Unsecured Debt (including the Notes offered hereby)	—	5,500
Total debt(5)	5,951	12,951

Equity:
Common stock	1	1
Additional paid-in capital	3,587	3,587
Accumulated other comprehensive earnings	94	94
Retained earnings	7,864	7,864

Total shareholders’ equity	11,546	11,546

Noncontrolling interest	2	2

Total equity:	11,548	11,548

Total capitalization	$17,499	$24,499

(1)	Pro forma column does not reflect any fees and expenses payable in connection with this offering (other than underwriting discounts and commissions related to the notes offered hereby).
(2)

Our trade receivables securitization facility is backed by trade receivables originated by Martin Marietta Materials, Inc. and certain of its subsidiaries. Our trade receivables securitization facility is scheduled to terminate on September 16, 2026, but may be further extended by agreement of Martin Marietta Materials, Inc. and the lenders thereunder. Borrowings under the trade receivables securitization facility bear interest at a rate equal to the Adjusted Term SOFR plus 0.700%, subject to change in the event the Adjusted Term SOFR cannot be determined or SOFR no longer reflects the lender’s cost of lending. As of June 30, 2026, the Company had $560 million of borrowings outstanding under the trade receivables securitization facility.

(3)

Our $800.0 million Revolving Facility is a senior unsecured obligation of Martin Marietta Materials, Inc. Our Revolving Facility is scheduled to mature on December 21, 2030. Borrowings under the Revolving Facility bear interest, at our option, at rates based upon the SOFR or a base rate, plus, for each rate, a margin determined in accordance with a ratings-based pricing grid. Available borrowings under our Revolving Facility are reduced by any outstanding letters of credit issued thereunder, which totaled $3 million as of June 30, 2026. As of June 30, 2026, the Company had $95 million of borrowings outstanding under the Revolving Facility.

(4)

Our 3.450% Senior Notes due June 1, 2027, 3.500% Senior Notes due December 15, 2027, 2.500% Senior Notes due March 15, 2030, 2.400% Senior Notes due July 15, 2031, 5.150% Senior Notes due September 1, 2034, 6.250% Senior Notes due May 1, 2037, 4.250% Senior Notes due December 15, 2047, 3.200% Senior Notes due July 15, 2051 and 5.500% Senior Notes due June 1, 2054 are senior unsecured obligations of Martin Marietta Materials, Inc.

(5)	Balances for publicly traded notes exclude unamortized debt issuance costs and debt discount, which had a collective balance of $67 million as of June 30, 2026 (on an actual basis).

Description of the Notes

As used in this section, the “Company” refers only to Martin Marietta Materials, Inc. and not to its consolidated subsidiaries unless the context otherwise requires. The Company will issue $750 million aggregate principal amount of 4.850% Senior Notes due 2029 (the “2029 notes”), $1,250 million aggregate principal amount of 5.200% Senior Notes due 2032 (the “2032 notes”), $1,000 million aggregate principal amount of 5.400% Senior Notes due 2034 (the “2034 notes”), $1,500 million aggregate principal amount of 5.625% Senior Notes due 2036 (the “2036 notes”) and $1,000 million aggregate principal amount of 6.375% Senior Notes due 2056 (the “2056 notes” and, together with the 2029 notes, the 2032 notes, the 2034 notes and the 2036 notes, the “notes”) under an indenture (the “Base Indenture”), dated as of May 22, 2017, between the Company and Regions Bank, as trustee (the “Trustee”), as supplemented by a sixth supplemental indenture (together with the Base Indenture, the “Indenture”), to be dated as of the closing date of this offering, between the Company and the Trustee. The 2029 notes, the 2032 notes, the 2034 notes, the 2036 notes and the 2056 notes will each constitute a separate series of debt securities under the Indenture. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description of selected provisions of the Indenture and the notes is not complete, and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture and the notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the TIA. A copy of the Indenture and forms of notes may be obtained from the Trustee upon request.

General

The initial offering of the 2029 notes will be for $750,000,000 in aggregate principal amount, the initial offering of the 2032 notes will be for $1,250,000,000 in aggregate principal amount, the initial offering of the 2034 notes will be for $1,000,000,000 in aggregate principal amount, the initial offering of the 2036 notes will be for $1,500,000,000 in aggregate principal amount and the initial offering of the 2056 notes will be for $1,000,000,000 in aggregate principal amount. Each series of notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. However, the Company may issue additional notes with the same terms as the notes of any series (other than issue date and, to the extent applicable, the date from which interest will begin to accrue and the date of the first payment of interest) and such additional notes will be consolidated, and constitute a single series of debt securities, with the notes of such series for all purposes without notice to, or the consent of, the holders of the notes. Unless the context requires otherwise, references to “notes” (and, as applicable, “2029 notes,” “2032 notes,” “2034 notes,” “2036 notes” and “2056 notes”) for all purposes of the Indenture and this “Description of the Notes” include any such additional notes that are actually issued; provided, however, that in the event such additional notes are not fungible with notes of the applicable series for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP number from the notes of such series. The Company may issue an unlimited principal amount of debt securities under the Indenture.

The notes will be the Company’s senior unsecured obligations, will rank equally in right of payment with all of its existing and future senior indebtedness and will rank senior in right of payment to all of its future subordinated indebtedness. The notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of the Company’s subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of the Company’s subsidiaries.

Principal and interest

The 2029 notes will bear interest from, and including, August 14, 2026 at the rate of 4.850% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2027 (each, a “2029 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2029 Interest Payment Date will be made to the holder in whose name a 2029 note is registered at the close of business on the 15th calendar day immediately preceding such 2029 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2029 Regular Record Date”).

The 2032 notes will bear interest from, and including, August 14, 2026 at the rate of 5.200% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on January 30 and July 30 of each year, commencing January 30, 2027 (each, a “2032 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2032 Interest Payment Date will be made to the holder in whose name a 2032 note is registered at the close of business on the 15th calendar day immediately preceding such 2032 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2032 Regular Record Date”).

The 2034 notes will bear interest from, and including, August 14, 2026 at the rate of 5.400% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on January 30 and July 30 of each year, commencing January 30, 2027 (each, a “2034 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2034 Interest Payment Date will be made to the holder in whose name a 2034 note is registered at the close of business on the 15th calendar day immediately preceding such 2034 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2034 Regular Record Date”).

The 2036 notes will bear interest from, and including, August 14, 2026 at the rate of 5.625% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2027 (each, a “2036 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2036 Interest Payment Date will be made to the holder in whose name a 2036 note is registered at the close of business on the 15th calendar day immediately preceding such 2036 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2036 Regular Record Date”).

The 2056 notes will bear interest from, and including, August 14, 2026 at the rate of 6.375% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2027 (each, a “2056 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2056 Interest Payment Date will be made to the holder in whose name a 2056 note is registered at the close of business on the 15th calendar day immediately preceding such 2056 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2056 Regular Record Date”).

Each 2029 Interest Payment Date, each 2032 Interest Payment Date, each 2034 Interest Payment Date, each 2036 Interest Payment Date and each 2056 Interest Payment Date is referred to herein as an “Interest Payment Date.” Each 2029 Regular Record Date, each 2032 Regular Record Date, each 2034 Regular Record Date, each 2036 Regular Record Date and each 2056 Regular Record Date is referred to herein as a “Regular Record Date.”

The Company may, at its option, make payments of interest on an Interest Payment Date by check mailed to the address of each holder entitled to receive such a payment or by wire transfer to an account maintained by each such holder with a bank located in the United States.

Any interest on notes of any series not punctually paid or duly provided for on an applicable Interest Payment Date will forthwith cease to be payable to the holders of such notes on the related Regular Record Date and may either be paid to the persons in whose names such notes are registered at the close of business on a special record date (each, a “Special Record Date”) for the payment of the interest not punctually paid or duly provided for to be fixed by the Company, notice of which shall be mailed to the holders of such notes not less than 15 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as further described in the Indenture.

The 2029 notes will mature on August 15, 2029, the 2032 notes will mature on January 30, 2032, the 2034 notes will mature on January 30, 2034, the 2036 notes will mature on August 15, 2036 and the 2056 notes will mature on August 15, 2056, and each such date is referred to as the “Stated Maturity Date” with respect to the applicable series of notes. However, the 2029 notes, the 2032 notes, the 2034 notes, the 2036 notes and the 2056 notes may be required to be redeemed prior to maturity as specified under “—Special mandatory redemption” and will be redeemable at the option of the Company prior to maturity as specified under “—Optional redemption.” If a Change of Control Repurchase Event occurs, the Company will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless the Company has exercised its right to redeem the notes in full or is otherwise required to redeem such notes pursuant to a special mandatory redemption. See “—Change of Control Repurchase Event.”

The Company will pay the principal of each note on the applicable Stated Maturity Date or the principal of, and premium, if any, and interest, if any, on, each note on any optional redemption date, any applicable Special Mandatory Redemption Date (as defined herein) or any applicable repurchase date (a “Repurchase Date”), as the case may be, by wire transfer of immediately available funds, or in certain limited circumstances, by check.

If any Interest Payment Date, any Stated Maturity Date, any Special Mandatory Redemption Date, any Repurchase Date or any optional redemption date falls on a day that is not a Business Day, the required payment due on such date will instead be made on the next Business Day and no additional interest will accrue with respect to such payment date as a result of payment on such next Business Day. A “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York or place of payment are authorized or obligated by law, regulation or executive order to close.

Prior to due presentment of a note for registration of transfer, the Company, the Trustee and any other agent of the Company or the Trustee may treat the registered holder of each note as the owner of such note for the purpose of receiving payments of principal of, and premium, if any, and interest on, such note and for all other purposes whatsoever. Subject to certain limitations imposed on global notes, the notes may be surrendered for registration of transfer or exchange thereof in accordance with the terms of the indenture.

The notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee located at 1180 West Peachtree St., Suite 1200, Atlanta, GA 30309, Attention: Kristine Prall. No service charge will be made for any registration of transfer, or exchange of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Special mandatory redemption

If (i) the LNA Transaction (as defined below) is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement (as defined below) may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) we publicly announce at any time prior to the SMR Outside Date that we will no longer pursue the consummation of the LNA Transaction (the earliest of any such date under clause (i), (ii) or (iii) above, a “Trigger Date”), then we will be required to redeem all of the outstanding notes of each series pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes of the applicable series, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. In that event, we will cause a notice of special mandatory redemption to be transmitted to each holder of the notes of each series at its registered address and to the Trustee promptly, but in any event not later than five Business Days after the Trigger Date, and will redeem the notes of each series on the date specified in the notice of special mandatory redemption (the date so specified, the “Special Mandatory Redemption Date”). The Special Mandatory Redemption Date will be a date selected by us and set forth in the notice of special mandatory redemption and will be no later than 30 days following any Trigger Date, but no earlier than the fifth Business Day following the day the notice of special mandatory redemption is transmitted to holders of the notes.

If funds sufficient to pay the special mandatory redemption price of the notes of a series to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the notes of such series will cease to bear interest. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. See “Risk factors—Risks related to the notes—In the event of a special mandatory redemption, holders of the notes may not realize their expected return on investment.”

The “LNA Transaction” means the Company’s acquisition of all of the outstanding equity interests in Lhoist North America, Inc. (“LNA”), a wholly-owned direct subsidiary of LNA Holding (as defined below) pursuant to the Securities Sale Agreement.

The “Securities Sale Agreement” means the Securities Sale Agreement, dated as of June 27, 2026, by and between the Company and LNA Holding SRL (“LNA Holding”), a société à responsabilité limitée organized under the laws of Belgium, as amended, supplemented or otherwise modified from time to time.

Optional redemption

Prior to the applicable Par Call Date (as defined below), the Company may redeem the notes of a series, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series are scheduled to mature on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus the applicable Basis Points (as defined below) less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Company may redeem the notes of a series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Basis Points” means (i) with respect to the 2029 notes, 10 basis points, (ii) with respect to the 2032 notes, 15 basis points, (iii) with respect to the 2034 notes, 15 basis points, (iv) with respect to the 2036 notes, 15 basis points and (v) with respect to the 2056 notes, 20 basis points.

“Par Call Date” means (i) with respect to the 2029 notes, July 15, 2029 (the date that is 1 month prior to the maturity date of the 2029 notes), (ii) with respect to the 2032 notes, December 30, 2031 (the date that is 1 month prior to the maturity date of the 2032 notes), (iii) with respect to the 2034 notes, November 30, 2033 (the date that is 2 months prior to the maturity date of the 2034 notes), (iv) with respect to the 2036 notes, May 15, 2036 (the date that is 3 months prior to the maturity date of the 2036 notes) and (v) with respect to the 2056 notes, February 15, 2056 (the date that is 6 months prior to the maturity date of the 2056 notes).

“Treasury Rate” means, with respect to any redemption date with respect to the notes of a series, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any optional redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days prior to the applicable redemption date to each holder of the notes to be redeemed (with a copy to the Trustee).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The Company may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

The notes will not be entitled to the benefit of, or be subject to, any sinking fund obligation.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, the Company will be required to make an irrevocable offer (subject to consummation of the Change of Control Repurchase Event) to each holder of notes of each series to repurchase all or, at the election of such holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes for cash at a price equal to 101% of the principal amount of such notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the Repurchase Date, unless the Company has exercised its right to redeem the notes in full or is otherwise required to redeem the notes pursuant to a special mandatory redemption. Notwithstanding the foregoing, the Company will pay any interest installment due on an Interest Payment Date which occurs on or prior to the Repurchase Date to the holders of the notes of the applicable series as of the close of business on the applicable Regular Record Date immediately preceding such Interest Payment Date.

Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined herein), but after the public announcement of the Change of Control, the Company will mail a notice to each holder of notes of each series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase all of such notes on the Repurchase Date specified in the notice, which date will, subject to the following sentence, be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase such notes is conditioned on the Change of Control Repurchase Event occurring on or prior to the Repurchase Date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Repurchase Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered by the holders thereof pursuant to the Company’s offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered by the holders thereof; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted by the Company, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased.

The Paying Agent will promptly mail to each holder of notes properly tendered the repurchase price for such notes, and the Trustee, upon the Company’s execution and delivery of the related notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note of the same series equal in principal amount to any unrepurchased portion of any notes properly tendered.

The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by the Company and such third party purchases all notes properly tendered and not withdrawn by the holders thereof under its offer.

The definition of “Change of Control” includes a phrase relating to the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company and its Subsidiaries (as defined herein), taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder with respect to the notes of a series to require the Company to repurchase the notes of the applicable series as a result of a sale, lease, exchange or other transfer of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another person or group may be uncertain.

“Below Investment Grade Rating Event” means the rating on the applicable series of notes is lowered by at least two of the three Rating Agencies (as defined herein) and the applicable series of notes is rated below an Investment Grade Rating (as defined herein) by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the earlier of the Company’s intention to effect a Change of Control and the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control.

“Change of Control” means (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock (as defined herein), measured by voting power rather than number of shares, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof, other than any such sale, lease, exchange or other transfer to one or more of the Company’s Subsidiaries (whether or not otherwise in compliance with the provisions of the Indenture) or (3) the adoption of a plan relating to the liquidation, dissolution or winding up of the Company.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Company becomes a wholly owned subsidiary of such holding company and (b) the holders of the outstanding Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s outstanding Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories) by Moody’s (as defined herein), BBB- (or the equivalent under any successor rating categories) by S&P (as defined herein) and BBB- (or the equivalent under any successor rating categories) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable series of notes or fails to make a rating of such series publicly available for reasons outside the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Subsidiary” means an entity a majority of the Voting Stock of which is owned by the Company and/or one or more other entities a majority of the Voting Stock of which is owned by the Company.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock or other ownership interests of such person that is at the time entitled to vote generally in the election of the board of directors (or members of a comparable governing body) of such person.

Forms

The notes of each series will be issued in the form of one or more registered notes in global form, without interest coupons. Such global notes will be deposited on the issue date with DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee under the Indenture. Beneficial interests in the global notes may not be exchanged for certificated notes except in the circumstances described below. All interests in global notes may be subject to the procedures and requirements of DTC.

Exchanges of beneficial interests in one global security for interests in another global security will be subject to the applicable rules and procedures of DTC and its direct and indirect participants. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in that global security and become an interest in the global security to which the beneficial interest is transferred and, accordingly, will thereafter be subject to all procedures applicable to beneficial interests in the global security to which the beneficial interest is transferred for as long as it remains an interest in that global security.

The descriptions of the operations and procedures of DTC set forth below are based on materials made available by DTC. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters. The information set forth below has been obtained from sources that the Company believes to be reliable, but neither the Company nor the underwriters take any responsibility for the accuracy of such information. Furthermore, neither the Company nor the underwriters will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in any global notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for persons who have accounts with DTC (“participants”) and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a participant (“indirect participants”). Investors who are not participants may beneficially own notes held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Upon the issuance of a global note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of the persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes of the applicable series. Except as set forth herein, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes of the applicable series in definitive certificated form, and will not be considered holders of the notes for any purposes under the Indenture.

Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global note desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of the principal of, premium, if any, and interest on a global note will be made to DTC or its nominee, as the case may be, as the registered owner. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for such payments.

The Indenture will provide that, if the Depository notifies us that it is unwilling or unable to continue as depository for the global notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days, or if there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes of the applicable series and a request for such exchange is made by DTC, then we will issue certificated notes in exchange for the global note. In addition, we may at any time and in our sole discretion determine not to have the notes of any series represented by a global note and, in such event, will issue certificated notes in exchange for the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes of the applicable series equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. We expect that instructions for registering the certificated notes would be based upon directions received from the Depository with respect to ownership of the beneficial interests in a global note.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Amendment, supplement and waiver

Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of all the then outstanding securities issued pursuant to the Base Indenture (including any additional securities issued pursuant to the Base Indenture after the date of the issuance of the notes offered hereby), voting as a single class; provided that (i) if any such amendment or supplement would by its terms disproportionately and adversely affect a series of securities issued under the Base Indenture, such amendment or supplement shall also require the consent of the holders of a majority in principal amount of the then outstanding securities of such series and (ii) if any such amendment or supplement would only affect the securities of some but not all series of securities issued under the Base Indenture, then only the consent of the holders of a majority in principal amount of the then outstanding securities of all such affected series of securities issued under the Base Indenture (and not the consent of a majority in principal amount of all the then outstanding securities issued under the Base Indenture) shall be required; and provided, further, that the Company and the Trustee may not, without the consent of the holder of each outstanding security of a series affected thereby:

(1)	reduce the principal amount of the securities of such series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of, or extend the time for payment of, interest on the securities of such series;

(3)	reduce the principal of, or extend the fixed maturity of, the securities of such series;

(4)	make the securities of such series payable in money other than that stated in such security; or

(5)

impair the ability of holders of the securities of such series to institute suit to enforce the obligation of the Company to make any principal, premium or interest payment due in respect of such securities.

Any past default or compliance with any provisions of the Base Indenture, any amendment or supplement thereto or the securities issued thereunder may be waived with the consent of the holders of a majority in principal amount of all the then-outstanding securities issued pursuant to the Base Indenture (including any additional securities issued pursuant to the Base Indenture after the date of the issuance of the notes offered hereby), voting as a single class; provided that (i) if any such waiver would by its terms disproportionately and adversely affect a series of securities under the Base Indenture, such waiver shall also require the consent of the holders of a majority in principal amount of the then outstanding securities of such series and (ii) if any such waiver would only affect some but not all series of securities issued under the Base Indenture, then only the consent of the holders of a majority in principal amount of the then outstanding securities of such affected series issued under the Base Indenture (and not the consent of a majority in principal amount of all the then outstanding securities issued under the Base Indenture) shall be required; and provided, further, that no waiver shall be effective without the consent of the holder of each outstanding security affected thereby in the case of a default in any payment of principal, premium, if any, or interest due in respect of any security or in respect of other provisions which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding security affected.

Without notice to or the consent of any holder of notes, the Company and the Trustee may amend or supplement the Indenture or the notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•

conform the text of the Indenture or the notes to any provision of this “Description of the Notes” to the extent that the Trustee has received an officers’ certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of the Notes”;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	comply with the provisions of the Indenture concerning mergers, consolidations and transfers of all or substantially all of the assets of the Company;

•	appoint a trustee other than the Trustee (or any successor thereto) as trustee in respect of the notes of any series;

•	provide for the issuance of additional securities of a series in accordance with the terms of the Indenture;

•	make any change that by its terms does not materially adversely affect the rights of any holder of the securities of a series (as determined in good faith by the Company);

•	add, change or eliminate provisions of the Indenture as shall be necessary or desirable in accordance with any amendment to the TIA; or

•

with respect to any series of securities, amend or supplement the Indenture and any supplemental indenture thereto in a manner that by its terms does not affect such series of securities, even if the amendment or supplement affects other series of securities issued under the Indenture.

Whenever the Company requests the Trustee to take any action under the Indenture, including a request to amend or supplement the Indenture, the Company is required to furnish the Trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with.

Covenants

The terms of the notes of each series and the covenants contained in the Indenture do not afford holders of such notes protection in the event of a highly leveraged or other similar transaction involving the Company that may adversely affect holders of such notes. The Indenture will not limit the amount of additional unsecured indebtedness that the Company or any of its Subsidiaries may incur.

Limitations on liens

Subject to the following three sentences, the Company will not, and will not permit any Restricted Subsidiary (as defined herein) to, as security for any Debt (as defined herein), incur a Lien (as defined herein) on any Restricted Property (as defined herein), unless the Company or such Restricted Subsidiary secures or causes to be secured any outstanding notes equally and ratably with all Debt secured by such Lien. The Lien may equally and ratably secure such notes and any other obligations of the Company or its Subsidiaries that are not subordinated in right of payment to any outstanding notes. The foregoing restriction will not apply to, among other things, Liens:

(1)	existing on the date the notes are first issued or existing at the time an entity becomes a Restricted Subsidiary;

(2)

existing at the time of the acquisition of the Restricted Property or incurred to finance all or some of the purchase price or cost of construction; provided that the Lien may not extend to any other Restricted Property (other than, in the case of construction, unimproved real property) owned by the Company or any of its Restricted Subsidiaries at the time the property is acquired or the Lien is incurred; and provided, further, that the Lien may not be incurred more than one year after the later of the acquisition, completion of construction or commencement of full operation of the property;

(3)	securing Debt of the Company owed to a Restricted Subsidiary or securing Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary;

(4)

existing at the time an entity merges into, consolidates with, or enters into a share exchange with the Company or a Restricted Subsidiary or a person transfers or leases all or substantially all its assets to the Company or a Restricted Subsidiary;

(5)

in favor of a government or governmental entity that secures payment pursuant to a contract, subcontract, statute or regulation, secures Debt guaranteed by the government or governmental agency, secures Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or secures Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; or

(6)

extending, renewing or replacing in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (5); provided that such Lien may not extend beyond the property subject to the existing Lien and the Debt secured by the Lien may not exceed the amount of Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien equally and ratably secures the outstanding notes and the Debt.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the notes, incur a Lien that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (1) through (6) above) plus all Attributable Debt (as defined herein) in respect of sale-leaseback transactions that otherwise would be prohibited by the covenant limiting sale-leaseback transactions described below at the time such Lien is incurred would not exceed 15% of Consolidated Net Tangible Assets (as defined herein).

Limitations on sale-leaseback transactions

Subject to the following two sentences, the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer a Principal Property (as defined herein) and contemporaneously lease it back, except a lease for a period of three years or less. Notwithstanding the foregoing restriction, the Company or any Restricted Subsidiary may sell or transfer a Principal Property and contemporaneously lease it back for a longer period if:

(1)	the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(2)

the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under the caption “—Limitations on liens,” to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt in respect of the sale-leaseback transaction without equally and ratably securing the outstanding notes;

(3)

the Company owns or acquires other property which will be made a Principal Property and is determined by the board of directors of the Company to have a fair value equal to or greater than the Attributable Debt incurred;

(4)

within 270 days of the effective date of the lease, the Company makes Capital Expenditures (as defined herein) with respect to a Principal Property in an amount at least equal to the amount of the Attributable Debt incurred; or

(5)

the Company or a Restricted Subsidiary makes an optional prepayment in cash of its Debt or finance lease obligations at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 270 days of the effective date of the lease, the Debt prepaid is not owned by the Company or a Restricted Subsidiary, the Debt prepaid is not subordinated in right of payment to any of the notes, and the Debt prepaid was Long-Term Debt (as defined herein) at the time it was created.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the notes of any series, enter into a sale-leaseback transaction that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such sale-leaseback transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by the covenant limiting Liens described above plus (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (1) through (6) thereof) all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited above would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, merger, sale of assets

The Company shall not consolidate with or merge into, or transfer all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to, another entity unless:

(1)

the resulting, surviving or transferee entity is organized under the laws of the United States, any state thereof or the District of Columbia and assumes by supplemental indenture all of the obligations of the Company under all of the notes then outstanding and the Indenture;

(2)	immediately after giving effect to the transaction no default or Event of Default shall have happened and be continuing; and

(3)

the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture.

If, upon any such consolidation, merger or transfer, a Restricted Property would become subject to an attaching Lien that secures Debt, then, before the consolidation, merger or transfer occurs, the Company by supplemental indenture shall secure the notes of each series by a direct lien on such Restricted Property. The direct Lien shall have priority over all Liens on such Restricted Property except those already on it. The direct Lien may equally and ratably secure the notes of each series and any other obligation of the Company or a Subsidiary. However, the Company need not comply with this provision if (i) upon the consolidation, merger or transfer, the attaching Lien will secure the notes of each series equally and ratably with or prior to Debt secured by the attaching Lien or (ii) the Company or a Restricted Subsidiary could create a Lien on the Restricted Property to secure Debt at least equal in amount to that secured by the attaching Lien pursuant to the provisions described under “—Limitations on liens” above.

When a successor entity assumes all of the obligations of the Company under the notes of a particular series and the Indenture and the other conditions specified above are satisfied, the Company will be released from those obligations.

Definitions

For purposes of the covenants included in the Indenture, the following terms generally shall have the meanings provided below.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property. A lease obligation shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries during such period that, in conformity with U.S. generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Net Tangible Assets” means, as of any date of determination, total assets less:

(1)

total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendible to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities); and

(2)	goodwill, patents and trademarks, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money which would appear, in conformity with generally accepted accounting principles, on the balance sheet as a liability or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Principal Property” means any mining and quarrying or manufacturing facility located in the United States and owned by the Company or by one or more Restricted Subsidiaries on the date the notes are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except:

(1)

any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D), (E), (F) or (H) or Section 103(b)(6) of the Internal Revenue Code of 1954 or Section 142(a) or Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions; or

(2)

any such facility or property which, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. However, the chief executive officer or chief financial officer of the Company may at any time declare any mining and quarrying or manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary on the date the notes are first issued or thereafter if secured by a Principal Property (including any property received upon a conversion or exchange of such debt), or any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a Subsidiary that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it has shares of capital stock registered under the Exchange Act or it files reports and other information with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Default and remedies

An “Event of Default” under the Indenture in respect of the notes of a series is:

(1)	a default for 30 days in payment of any interest on the notes of such series;

(2)	a default in payment of any principal of, or premium, if any, on the notes of such series when due;

(3)

a failure by the Company for 90 days, after notice to it, to comply with any of its agreements in the Indenture or the notes of such series (other than those referred to in clauses (1) and (2) above); and

(4)	certain events of bankruptcy or insolvency applicable to the Company.

If an Event of Default in respect of the notes of a particular series (other than as referred to in clause (4) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then-outstanding notes of such series may declare such notes to be due and payable immediately. Under certain conditions, such acceleration may be rescinded by the holders of a majority in principal amount of such then-outstanding notes if such rescission would not conflict with any judgment or decree, except with respect to nonpayment of principal or premium (if any) or interest on the notes. If an Event of Default referred to in clause (4) above occurs and is continuing, the principal of, and premium, if any, and interest on, all of the then-outstanding notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of such notes.

No holder of notes of any series may pursue any remedy against the Company under the Indenture (other than with respect to the right to receive any payment of principal, premium, if any, or interest due in respect of the notes of such series) unless such holder previously shall have given to the Trustee written notice of default and unless the holders of at least 25% in principal amount of such then-outstanding notes shall have made written request to the Trustee to pursue the remedy and shall have offered the Trustee indemnity satisfactory to it, the Trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the Trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of such then-outstanding notes.

Holders of the notes of a particular series may not enforce the Indenture or the notes of such series except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the notes of such series unless it receives indemnity satisfactory to it from the Company or, under certain circumstances, the holders of such notes seeking to direct the Trustee to take certain actions under the Indenture against any loss, liability or expense.

Subject to certain limitations, holders of a majority in principal amount of the then-outstanding notes of a particular series may direct the Trustee in its exercise of any trust or power under the Indenture in respect of the notes of such series. The Indenture provides that the Trustee will give to the holders of the notes of a particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to the notes of such series, unless the default shall have been cured or waived. The Trustee may withhold from holders of the notes of a particular series notice of any continuing default (except a default in any payment of principal, premium, if any, or interest due in respect of the notes of such series) if it determines in good faith that withholding such notice is in the interests of such holders. The Company is required annually to certify to the Trustee as to the compliance by the Company with certain covenants under the Indenture and the absence of a default thereunder, or as to any such default that existed.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the notes of any series or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, the holder of such Note waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of such Note.

Discharge, defeasance and covenant defeasance

Satisfaction and discharge

Upon the Company’s direction, the Indenture shall cease to be of further effect with respect to the notes of a particular series specified by the Company, subject to the survival of specified provisions of the Indenture, when:

(1)	either

(A)	all outstanding notes of such series have been delivered to the Trustee for cancellation, subject to certain exceptions, or

(B)

all notes of such series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or U.S. government obligations (or a combination thereof) in an amount sufficient to pay the entire indebtedness on the notes of such series, including the principal thereof and, premium, if any, and interest, if any, thereon, (x) to the date of such deposit, if the notes of such series have become due and payable or (y) to the Stated Maturity Date of the notes of such series (or to the Redemption Date thereof if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of optional redemption), as the case may be;

(2)	the Company has paid all other sums payable under the Indenture with respect to the notes of such series (including amounts payable to the Trustee); and

(3) the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture in respect of the notes of such series have been satisfied.

Full defeasance and covenant defeasance

The Company may elect with respect to the notes of a particular series either:

(1)	to defease and discharge itself from any and all obligations with respect to the notes of such series (“full defeasance”), except for, among other things:

(A)	the obligations to register the transfer or exchange of those notes;

(B)	the obligation to replace temporary or mutilated, destroyed, lost, or stolen notes;

(C)	the obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, in respect of those notes; and

(D)	the obligation to hold moneys for payment in respect of those notes in trust; or

(2)

to be released from its obligations with respect to the notes of such series under “—Covenants—Limitations on liens” and “—Covenants—Limitations on sale-leaseback transactions,” and any failure to comply with those obligations shall not constitute a default or an Event of Default with respect to those notes (“covenant defeasance”);

in either case, upon the irrevocable deposit with the Trustee, or other qualifying Trustee, in trust for that purpose, of an amount in U.S. dollars or U.S. government obligations (or a combination thereof) that through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, and premium, if any, and interest on, those notes, on the respective due dates for those payments, whether at maturity, upon redemption or repurchase or otherwise.

The full defeasance or covenant defeasance described above shall only be effective if, among other things:

(a)

it shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture or the applicable series of notes) to which the Company is a party or is bound;

(b)	in the case of full defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(1)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)	since the issue date of that particular series of notes under the Indenture, there has been a change in applicable U.S. federal income tax law,

in either case, to the effect that, and based on such ruling or change the opinion of counsel shall confirm that, the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(c)

in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

(d)

no Event of Default with respect to the notes of the applicable series shall have occurred and be continuing on the date of the deposit into trust (other than an Event of Default resulting from the incurrence of Debt to be applied to such deposit or the grant of any Lien to secure such Debt); and, solely in the case of full defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to the Company or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

(e)

the Company shall have delivered to the Trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the full defeasance or covenant defeasance, as the case may be, have been satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (b) above with respect to a full defeasance need not to be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at stated maturity within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of optional redemption by the Trustee in the name, and at the expense, of the Company.

In the event the Company effects covenant defeasance with respect to the notes of any series and those notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenant as to which covenant defeasance has been effected, which covenant would no longer be applicable to those notes after covenant defeasance, the amount of monies or U.S. government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on those notes at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of those amounts due at the time of acceleration.

Repayment of unclaimed funds

The Indenture provides that the Trustee and the Paying Agent shall promptly pay to the Company upon request any money held by them for the payment of principal of, or premium, if any, or interest on, the notes of any series that remains unclaimed for two years. In the event the Trustee or the Paying Agent returns money to the Company following such two-year period, the holders of the notes of such series thereafter shall be entitled to payment only from the Company, subject to all applicable escheat, abandoned property and similar laws.

Concerning the Trustee

Regions Bank is the Trustee, Paying Agent and Registrar under the Indenture. Regions Bank also performs other services for the Company in the normal course of business.

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one series of notes. If there are different Trustees for different series of notes, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the series of notes for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of notes.

All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the notes of each series will be made in an office or agency maintained by the Company for that purpose in the United States, except as otherwise specified above under “—Principal and interest.”

The Company shall be responsible for making all calculations and determinations called for under the Indenture. These calculations and determinations include, but are not limited to, accrued interest payable on the notes, and any premium payable in connection with an optional redemption. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on holders of notes. Upon written request, the Company shall provide a schedule of its calculations to the Trustee. The Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.

Governing law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Material U.S. federal income tax considerations

The following discussion is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The summary does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax, or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities and investors in such entities, persons liable for any minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” U.S. Holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (i.e., the first price at which a substantial amount of the notes of the applicable series is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

If any entity treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships considering investments in the notes, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, foreign or other tax laws.

Additional payments

Under certain circumstances (see “Description of the Notes—Change of Control Repurchase Event” and “—Description of the Notes—Special mandatory redemption”), we may become obligated to make payments on the notes in excess of stated principal and interest. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences described below. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders for U.S. federal income tax purposes unless they disclose their contrary positions to the U.S. Internal Revenue Service (“IRS”) in the manner required by applicable U.S. Treasury regulations. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) any estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

Payments of stated interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, redemption or other taxable disposition of the notes

Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as stated interest income as discussed above to the extent not previously included in income by the U.S. Holder) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be the cost of such note to such U.S. Holder.

Gain or loss realized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

In general, information reporting requirements will apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient, and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Payments of stated interest

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below), interest paid on a note to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax; provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) or, if such holder holds the notes through certain foreign intermediaries, such holder and the intermediary satisfy the applicable certification requirements.

Even if a Non-U.S. Holder meets the above requirements, interest paid to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax if the withholding agent knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption.

Payments of interest made to a Non-U.S. Holder that does not satisfy the conditions described above and that are not effectively connected with a U.S. trade or business will generally be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption.

If interest on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that the holder provides a properly executed IRS Form W-8ECI in order to claim the exemption), will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above). These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, redemption or other taxable disposition of the notes

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other taxable disposition of a note unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met. These rules are complex, and Non-U.S. Holders are urged to consult their own tax advisors regarding the potential application of these rules to their situation.

If gain realized on a sale, redemption or other taxable disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above). These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting

Payors must generally report to the IRS any payments of interest to a Non-U.S. Holder during the taxable year and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding tax may also be made available to the tax authorities in the country in which such holder resides under the provisions of an applicable income tax treaty. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on a note to a Non-U.S. Holder if such holder provides the applicable withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8); provided that the agent does not have actual knowledge or reason to know that such holder is a U.S. person.

The payment of proceeds from the sale or other disposition (including a retirement or redemption) of a note made through a foreign office of a broker generally will not be subject to information reporting and backup withholding. However, information reporting and, depending on the circumstances, backup withholding may apply if the broker is a U.S. person or has certain other connections to the United States, unless the broker has documentary evidence in its records that the beneficial owner of the note is not a U.S. person (and the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or the beneficial owner otherwise establishes an exemption. The payment of proceeds from the sale or other disposition (including a retirement or redemption) of a note made through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person (and the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”) generally may impose U.S. federal withholding tax of 30% on payments of interest paid to (i) a “foreign financial institution” (as specifically defined in Section 1471 of the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in Section 1471 of the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. In addition, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA withholding may be subject to different rules. In the event any withholding under FATCA is required or advisable with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax consequences to Non-U.S. Holders—Payments of stated interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investments in the notes.

Material ERISA considerations

The following is a summary of material considerations associated with the purchase of the notes, or any interest therein, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes, or any interest therein, with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflict of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, the fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which the issuer, the underwriters or any guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

The U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the tendering of the notes, or any interest therein. These exemptions include transactions effected on behalf of a Covered Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions; provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided, further, that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that all of the conditions will be satisfied. Therefore, each person that is considering acquiring or holding the notes, or any interest therein, in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the notes, or any interest therein.

In light of the above, the notes, or any interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of and/or holding a note, or any interest therein, each purchaser and subsequent transferee of the note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the note, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes, or any interest therein.

Purchasers of the notes, or any interest therein, have the exclusive responsibility for ensuring that their purchase and holding of the notes, or any interest therein, complies with the fiduciary responsibility rules of ERISA or of any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

Underwriting

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of 2029 notes	Principal amount of 2032 notes	Principal amount of 2034 notes	Principal amount of 2036 notes	Principal amount of 2056 notes
Goldman Sachs & Co. LLC	$262,500,000	$437,500,000	$350,000,000	$525,000,000	$350,000,000
J.P. Morgan Securities LLC	112,500,000	187,500,000	150,000,000	225,000,000	150,000,000
Deutsche Bank Securities Inc.	75,000,000	125,000,000	100,000,000	150,000,000	100,000,000
Truist Securities, Inc.	75,000,000	125,000,000	100,000,000	150,000,000	100,000,000
PNC Capital Markets LLC	45,000,000	75,000,000	60,000,000	90,000,000	60,000,000
Wells Fargo Securities, LLC	45,000,000	75,000,000	60,000,000	90,000,000	60,000,000
First Citizens Capital Securities, LLC.	37,500,000	62,500,000	50,000,000	75,000,000	50,000,000
Regions Securities LLC	37,500,000	62,500,000	50,000,000	75,000,000	50,000,000
Fifth Third Securities, Inc.	15,000,000	25,000,000	20,000,000	30,000,000	20,000,000
Loop Capital Markets LLC	15,000,000	25,000,000	20,000,000	30,000,000	20,000,000
Morgan Stanley & Co. LLC	15,000,000	25,000,000	20,000,000	30,000,000	20,000,000
RBC Capital Markets, LLC	15,000,000	25,000,000	20,000,000	30,000,000	20,000,000

Total	$750,000,000	$1,250,000,000	$1,000,000,000	$1,500,000,000	$1,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer each series of notes directly to the public at the public offering prices described on the cover page of this prospectus supplement.

After the initial offering of the notes, the underwriters may change the public offering prices.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by us
Per 2029 note	0.350%
Total	$2,625,000
Per 2032 note	0.600%
Total	$7,500,000
Per 2034 note	0.625%
Total	$6,250,000
Per 2036 note	0.650%
Total	$9,750,000
Per 2056 note	0.875%
Total	$8,750,000

The expenses of this offering, not including underwriting discounts, are estimated to be approximately $17 million.

New issue of notes

There are currently no public trading markets for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may, in their sole discretion, discontinue any market-making in the notes at any time without notice. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Price stabilization and short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Settlement

We expect that delivery of the notes will be made to investors on or about August 14, 2026, which will be the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the delivery date of the notes should consult their advisors.

Conflicts of interest

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our affiliates or ours. With respect to any underwriters or affiliates thereof that have a lending relationship with us, certain of such underwriters or affiliates thereof may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated July 13, 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The securities may be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and/or the accompanying base prospectus contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the UK. For the purposes of this provision:

(1) a “retail investor” means a person who is one (or both) of the following:

(a) not a “professional client” as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of assimilated law in the UK by virtue of the EUWA; or

(b) not a “qualified investor” as defined in paragraph 15 of Schedule 1 to the UK POATRs; and

(2) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to buy or subscribe for such securities.

Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (the “DISC Sourcebook”) for offering, selling or distributing consumer composite investments or otherwise making them available to retail investors in the UK has been prepared, and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC Sourcebook and The Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption from the prohibition on public offers of relevant securities in the UK POATRs in circumstances not requiring a prospectus pursuant to the PRM Sourcebook. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus supplement’ and there are references herein to a ‘prospectus’, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK POATRs or the FCA PRM Sourcebook.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of FSMA. Accordingly, in the UK, such documents and/or materials are only being distributed to, and are only directed at, and any offer subsequently made may only be directed at non-retail investors (being persons who are not retail investors as defined in this section “Notice to Prospective Investors in the United Kingdom”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (ii) high net worth bodies corporate, unincorporated associations or partnerships and trustees of high value trusts described in Article 49(2)(a) to (c) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). In the UK, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents. This prospectus supplement, the accompanying prospectus and any related free writing prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offer contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each manager and the Company that it and any person on whose behalf it acquires notes is a relevant person (as defined in this section “Notice to Prospective Investors in the United Kingdom”).

Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan (as defined below), except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Any investor desiring to acquire the notes must be aware that the notes may not be Transferred (as defined below) to any other person unless such person is a QII (as defined below).

In this section:

“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

“Resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying base prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(i)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(ii)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Other relationships

Certain underwriters and their affiliates have engaged in and may in the future engage in commercial and investment banking services for us and our affiliates, hedging services and other commercial dealings in the ordinary course of business. Specifically, certain of the underwriters and/or their affiliates act as co-syndication agents and lenders under our Revolving Facility.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivative securities, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investments and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

Legal matters

Certain legal matters with respect to the notes we are offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Certain members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of our outstanding shares of common stock as of the date of this prospectus supplement. Certain legal matters with respect to the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

Our financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LNA as of and for the years ended December 31, 2025 and December 31, 2024 incorporated by reference in this Prospectus by reference have been so incorporated in reliance on the report of Forvis Mazars, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The report of Forvis Mazars, LLP, contains an explanatory paragraph which states LNA has restated its previously issued consolidated financial statements as of and for the years ended December 31, 2025 and 2024. The restatement reflects adjustments and additional disclosures necessary for compliance with Regulation S-X and other reporting requirements applicable to financial statements intended for inclusion in filings with the SEC in connection with the LNA Transaction.

Prospectus

Martin Marietta Materials, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be senior or subordinated, convertible or non-convertible;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt or equity securities.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add, update or change information in this prospectus. Please read carefully any prospectus supplements or related free writing prospectus and this prospectus and any information incorporated by reference carefully before you invest in these securities.

Our common stock is listed on The New York Stock Exchange under the trading symbol “MLM.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk factors” on page 2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement or any related free writing prospectus.

The date of this prospectus is February 19, 2026.

i

About this prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information” and “Incorporation by reference” before purchasing any of our securities. References to “securities” include any security that we might sell under this prospectus and any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of such documents have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where you can find more information” and “Incorporation by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or any free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement or any related free writing prospectus, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

ii

About the registrant

We are a natural resource-based building materials company. We supply aggregates (crushed stone, sand and gravel) through our network of approximately 400 quarries, mines and distribution yards in 28 states, Canada and The Bahamas. We also provide cement and downstream products, namely, ready mixed concrete, asphalt and paving services, in vertically-integrated structured markets where the Company also has a notable aggregates position. Our heavy-side building materials are used in infrastructure, nonresidential and residential construction projects. Aggregates are also used in agricultural, utility and environmental applications and as railroad ballast. We also operate a Specialties business (formerly known as the Magnesia Specialties business) with production facilities located in Michigan, Ohio, Nevada, North Carolina, Indiana and Pennsylvania. Our Specialties business produces high-purity natural and synthetic magnesia-based products, including magnesium sulfate, magnesium oxide and magnesium hydroxide, that are used in environmental, industrial, agricultural, construction, consumer and specialty applications. It also produces dolomitic lime sold primarily to external customers for steel production and soil stabilization. Our Specialties’ products are shipped to customers domestically and worldwide.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 4123 Parklake Avenue, Raleigh, North Carolina 27612, and our telephone number is (919) 781-4550.

Risk factors

Investment in the offered securities involves risks. Before acquiring any securities offered pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus, including, without limitation, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as the same may be updated from time to time by our subsequent filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. The prospectus supplement applicable to securities we may offer under this prospectus may contain a discussion of additional risks applicable to an investment in the particular type of securities we are offering under that prospectus supplement. Please also refer to the section below entitled “Forward-looking statements.”

Forward-looking statements

This prospectus, including the information incorporated herein by reference, any prospectus supplement, any related free writing prospectus and the information incorporated by reference therein, contain statements which, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of federal securities law. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable at the time the statements are made, but which may be materially different from actual results. Investors can identify these statements by the fact that they do not relate only to historic or current facts. The words “may,” “will,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “project,” “scheduled,” and similar expressions in connection with future events or future operating or financial performance are intended to identify forward-looking statements. Any or all of the Company’s forward-looking statements in this prospectus, including the information incorporated herein by reference, any prospectus supplement, any related free writing prospectus and the information incorporated by reference therein and in other publications may turn out to be wrong.

Statements and assumptions on future revenues, income and cash flows, performance, economic trends, the outcome of litigation, regulatory compliance, and environmental remediation cost estimates are examples of forward-looking statements. Numerous factors, including those discussed in the documents referred to under the heading “Risk factors” which include our filings with the SEC referred to under the heading “Incorporation by reference” could affect our forward-looking statements and actual performance. You should consider all of our forward-looking statements in light of the factors discussed in those documents. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement will be used for general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Description of debt securities

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may issue senior or subordinated debt securities. We will issue the senior debt securities under an indenture, dated as of May 22, 2017 (the “senior indenture”), between us and Regions Bank, as trustee, and any supplemental indentures thereto. We will issue the subordinated debt securities under an indenture to be entered into between us and Regions Bank, as trustee, and any supplemental indentures thereto. We refer to the applicable indenture under which subordinated debt securities are issued as the “subordinated indenture.” We refer to the senior indenture and the subordinated indenture, collectively, as the “base indentures.”

As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. We refer to the base indentures (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The senior indenture and the form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the base indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities.

General

The senior debt securities will be our unsecured obligations and will rank equally with all of our other senior debt from time to time outstanding. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our unsubordinated debt, including any senior debt securities, as described below under “—Subordinated indenture provisions—Subordination.”

Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinated to the debt and liabilities of any of our subsidiaries.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•

the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Regions Bank (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision for such debt securities;

•

any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than U.S. dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•

if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than U.S. dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indentures, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities.

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose; provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities.

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of

$1,000 thereafter. For certain information about debt securities issued in global form, see “—Global securities” below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The indentures provide that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years.

The base indentures do not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or its respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, supplement and waiver

Subject to certain exceptions, the indentures or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby: (a) reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any debt security of such series, (c) reduce the principal of or extend the fixed maturity of any debt security of such series, (d) reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity or (e) make any debt security of such series payable in money other than that stated in such debt security. Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indentures or the debt securities without notice: (1) to cure any ambiguity, omission, defect or inconsistency, (2) to conform the text of the indenture or the debt securities to their respective descriptions in the prospectus related to such series, (3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities, (4) to comply with the provisions of the applicable indenture concerning mergers, consolidations and transfers of all or substantially all of our assets, (5) to appoint a trustee other than Regions Bank (or any successor thereto) as trustee in respect of one or more series of debt securities, or (6) to add, change or eliminate provisions of the applicable indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act. In addition, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indentures or the debt securities to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. Whenever we request the trustee to take any action under the indentures, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with and, in the case of amendments or waivers, that such waiver or amendment is authorized or permitted under the applicable indentures. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indentures or the debt securities if the waiver does not, in the determination of the company, materially adversely affect the rights of any such holder.

Default and remedies

An “Event of Default” under the indentures in respect of any series of debt securities is:

(1) default for 30 days in payment of any interest on the debt securities of that series;

(2) default in payment of any principal of, or premium, if any, on the debt securities of that series when due;

(3) failure by the Company for 90 days, after notice to it, to comply with any of its other agreements in the debt securities of that series or the applicable indenture for the benefit of holders of debt securities of that series;

(4) certain events of bankruptcy or insolvency applicable to the Company; and

(5) any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement.

If an Event of Default in respect of the debt securities of a particular series (other than as referred to in clause (4) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. If an Event of Default referred to in clause (4) above occurs and is continuing, the principal of and interest on, all of the then outstanding debt securities will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of such debt securities.

No holder of debt securities may pursue any remedy against the Company under the applicable indenture (other than with respect to the right to receive any payment of principal, premium, if any, or interest due in respect of the debt securities of such series) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have made a written request to the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series.

Holders of debt securities may not enforce the indentures or the debt securities except as provided in the applicable indenture. The trustee may refuse to enforce the indentures or the debt securities unless it receives indemnity satisfactory to it from the Company or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the applicable indenture against any loss, liability or expense.

Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the applicable indenture in respect of that series. The indentures provide that the trustee will give to the holders of debt securities of any particular series notice of all events of default actually known to it, within 90 days after the trustee obtains actual knowledge of any event of default with respect such debt securities, unless the event of default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing event of default (except a default in any payment of principal, premium, if any, or interest due in respect of such debt securities) if it determines in good faith that withholding such notice is in the interests of such holders. The Company is required annually to certify to the trustee as to the compliance by the Company with certain covenants under the applicable indenture and the absence of a default thereunder, or as to any such default that existed.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, the holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities.

Satisfaction, discharge and defeasance

The indentures provide, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the applicable indenture, that we may, subject to certain conditions described below, discharge our indebtedness and our obligations or certain of our obligations under the applicable indenture in respect of debt securities of a series by depositing funds or, in the case of debt securities payable in U.S. dollars, U.S. government obligations or debt securities of the same series with the trustee. The indentures provide that, upon satisfaction of certain conditions (1) we will be discharged from any obligation to comply with certain obligations under the indentures and any noncompliance with such obligations shall not be an event of default in respect of the series of debt securities or (2) we will be discharged from any and all obligations in respect of the series of debt securities (except for certain obligations, including obligations to register the transfer and exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the trustee, in trust, of money, debt securities of the same series and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. Unless otherwise indicated in a prospectus supplement, in the event of any such defeasance under clause (1) above, our other obligations under the applicable indenture and the debt securities of the affected series shall remain in full force and effect. In the event of a discharge under clause (2) above, the holders of debt securities of the affected series are entitled to payment only from the trust fund created by such deposit for payment. Prospective purchasers should consult their tax advisors as to the possible tax effects of such a defeasance and discharge.

In connection with the defeasance of all or certain of our obligations under the indentures as provided above, we from time to time may elect to substitute U.S. government obligations or debt securities of the same series for any or all of the U.S. government obligations deposited with the trustee; provided that the money, U.S. government obligations and/or debt securities of the same series in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. The indentures also may enable us (1) to direct the trustee to invest any money received by the trustee in the U.S. government obligations comprising the trust in additional U.S. government obligations and (2) to withdraw monies or U.S. government obligations from the trust from time to time; provided that the money and/or U.S. government obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities.

Subordinated indenture provisions

The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

Subordination. Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

As used in the subordinated indenture and this prospectus, the term “senior debt” means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, extensions, modifications and refunds of any such debt.

Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, sinking fund or interest, if any, on any subordinated debt securities if:

a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity, and the default is the subject of judicial proceedings or we have received notice of such default.

We may resume payments on the subordinated debt securities when full payment of amounts then due for principal, premium, if any, sinking funds and interest on senior debt has been made or duly provided for.

Unless otherwise indicated in the applicable prospectus supplement, if there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full of the principal, premium, if any and interest due thereon before holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities. In addition, any payments or distributions of our assets, whether in cash, property or securities which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution of assets that is prohibited under the subordination provisions, before all senior debt is paid in full, such payment or distribution must be paid over to the holders of the senior debt.

After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Governing law

The debt securities and the indentures will be governed by the laws of the State of New York.

The trustee

Regions Bank is a lender under our credit facilities, the trustee for our 3.450% senior notes due 2027, 3.500% senior notes due 2027, 2.500% senior notes due 2030, 2.400% senior notes due 2031, 5.150% senior notes due 2034, 6.25% senior notes due 2037, 4.250% senior notes due 2047, 3.200% senior notes due 2051 and 5.500% senior notes due 2054 and from time to time performs other services for us in the normal course of business.

Description of capital stock

The following description of the terms of the capital stock we may issue summarizes certain portions of the North Carolina Business Corporation Act (the “Business Corporation Act”), our restated articles of incorporation, as amended, and our restated bylaws relating to our capital stock and sets forth certain general terms and provisions of capital stock to which any prospectus supplement may relate. Particular terms of the capital stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of capital stock so offered will be described in the prospectus supplement relating to the applicable capital stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Business Corporation Act, our restated certificate of incorporation, as amended, and our restated bylaws relating to our capital stock.

Common stock

We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated articles of incorporation, we are authorized to issue up to 100,000,000 shares of our common stock, par value of $0.01 per share. At December 31, 2025, there were 60,309,739 shares of our common stock issued and outstanding. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and the market prices and dividend information relating to our common stock.

Each holder of a share of our common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets available for distribution to shareholders after payment or providing for the Company’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred stock

We currently have authorized 10,000,000 shares of preferred stock, par value of $0.01 per share. There are no shares of preferred stock issued and outstanding as of the date of this prospectus.

General

Our board of directors is authorized to establish from time to time one or more series of preferred stock, the number of shares to be included in any series of preferred stock, and to fix the designations, preferences, limitations and relative rights of the shares of such series. The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the liquidation preference and the offering price of the preferred stock;

•	the dividend rates of the preferred stock and/or methods of calculation of such dividends;

•	periods and/or payment dates for the preferred stock dividends;

•	whether dividends on the preferred stock are cumulative;

•	the liquidation rights of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•

whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

•	whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue such shares without seeking shareholders’ approval.

Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of the Company. Any determination to issue such shares will be made by our board of directors based on its judgment as to the best interests of the Company and our shareholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire the Company, including tender offers or other transactions that some, or a majority, of our shareholders might believe to be in their best interests, or in which our shareholders might receive a premium for their stock over the then current market price of such stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (800) 937-5449. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed and traded on The New York Stock Exchange under the symbol “MLM.”

Certain anti-takeover matters

A number of provisions in our restated articles of incorporation, our restated bylaws and the Business Corporation Act may make it more difficult to acquire control of us or remove our management.

Removal of Directors. Directors may be removed only for cause by a majority vote of the shareholders. Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Company, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of our shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Share Repurchases, Mergers, Consolidations, Sales and Leases. Our restated articles of incorporation require any purchase by us of shares of our voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of our voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, our restated articles of incorporation require us to get the approval of not less than 66 2/3% of our voting stock not beneficially owned by an interested shareholder and 80% of all our voting stock, in addition to any vote required by law, before we may enter into various transactions with interested shareholders, including the following:

any merger or consolidation of the Company or any of our subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of our assets or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more;

the issuance or transfer by us or any of our subsidiaries of any of our equity securities (including any security convertible into equity securities) or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

•

any reclassification of securities or recapitalization of the Company, or any merger or consolidation of the Company with any of our subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of the Company or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for (A) the purchase by us of shares of voting stock from an interested shareholder unless such vote is required by the first paragraph of this subsection, or (B) any transaction approved by a majority of our disinterested directors.

Our restated articles of incorporation define an interested shareholder as any individual, firm, corporation, partnership, or other entity who or which:

•	is the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock;

•

is our affiliate and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock; or

•

is an assignee of or successor to any shares of our voting stock that were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations. Our restated bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Generally, to be timely, notice for an annual meeting must be received at our principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of shareholders. Our restated bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders may be called only by the chair of our board of directors, the president, the board of directors or the executive committee of the board of directors.

Action by Unanimous Written Consent. Under the Business Corporation Act, shareholders of a publicly-traded corporation may take action by written consent only with the consent of all shareholders entitled to vote on the action.

Indemnification of directors, officers and employees

Our restated bylaws provide that we shall indemnify, to the full extent permitted by law, any person who at any time serves or has served as one of our officers, employees or directors, or who, while serving as such serves or has served at our request as a director, officer, partner, trustee, employee or agent of another enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding (including appeals), whether or not brought by or on our behalf, seeking to hold him or her liable by reason of the fact that such person is or was acting in such capacity, and payments made by such person in satisfaction of any liability, judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

Description of warrants

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

The prospectus supplement relating to any offering of warrants will describe the particular terms of the warrants being offered, including the following:

the title of such warrants;

the aggregate number of such warrants;

the price or prices at which such warrants will be issued;

the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

whether such warrants will be issued in registered form or bearer form;

if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

if applicable, the date on and after which such warrants and the related securities will be separately transferable;

information with respect to book-entry procedures, if any; and

any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and supplements to warrant agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Taxation

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

Plan of distribution

We may offer and sell the offered securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through brokers or dealers;

•	through agents;

•	directly to one or more purchasers, including our affiliates; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”).

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to the underwriting agreement and certain conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lock-up arrangements of us or our officers or directors will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and any accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than the prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Legal matters

In connection with particular offerings of the securities in the future, unless stated otherwise in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and/or Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Premier Magnesia, LLC because it was acquired by the Company in a purchase business combination during 2025) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Martin Marietta Materials, Inc., that file electronically with the SEC at http://www.sec.gov. Our SEC filings are also available at our web site at http://www.martinmarietta.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.

Incorporation by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus from other documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 19, 2026;

•

portions of our Proxy Statement on Schedule 14A filed on April 15, 2025 for our 2025 Annual Meeting of Shareholders incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•

the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 13, 1994, and any amendment or report filed for the purpose of updating that description; and

•	our Current Reports on Form 8-K (but not portions of those reports which were furnished pursuant to Item 2.02 or 7.01 and not deemed to be filed) filed on July 8, 2025 and February 13, 2026.

All reports and other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the completion of the offering of all securities covered by the respective prospectus supplement (other than any report or document, or portion of a report or document, that is furnished under applicable SEC rules rather than filed) shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about the Company or otherwise. The agreements may contain representations and warranties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Martin Marietta Materials, Inc.

4123 Parklake Avenue

Raleigh, North Carolina 27612

Attn: Investor Relations

Telephone: (919) 781-4550

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus.

$5,500,000,000

Martin Marietta Materials, Inc.

$750,000,000 4.850% Senior Notes due 2029

$1,250,000,000 5.200% Senior Notes due 2032

$1,000,000,000 5.400% Senior Notes due 2034

$1,500,000,000 5.625% Senior Notes due 2036

$1,000,000,000 6.375% Senior Notes due 2056

Prospectus Supplement

Joint book-running managers

Goldman Sachs & Co. LLC	J. P. Morgan	Deutsche Bank Securities	Truist Securities

PNC Capital Markets LLC	Wells Fargo Securities	First Citizens Capital Securities	Regions Securities LLC

Co-managers

Fifth Third Securities	Loop Capital Markets	Morgan Stanley	RBC Capital Markets

August 11, 2026